Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236011

PROSPECTUS SUPPLEMENT NO. 18

(to Prospectus dated March 23, 2020)

AdaptHealth Corp.

Primary Offering of

9,601,909 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of

75,053,512 shares of Class A Common Stock and
4,333,333 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated March 23, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236011). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to (i) the issuance by us of up to 9,601,909 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (A) 5,268,576 shares issuable upon the exercise of warrants that were issued in our initial public offering pursuant to the registration statement declared effective on February 15, 2018 (the “public warrants”) and (B) 4,333,333 shares issuable upon the exercise of warrants initially issued to Deerfield/RAB Ventures LLC (our “Sponsor”) in a private placement that occurred simultaneously with our initial public offering (the “private placement warrants” and collectively with the public warrants, the “warrants”), which private placement warrants have been distributed from the Sponsor to its members, and (ii) the offer and sale from time to time in one or more offerings by the selling securityholders identified in the Prospectus of up to 75,053,512 shares of our Class A Common Stock and up to 4,333,333 private placement warrants.

Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”.  On November 5, 2020, the closing price of our Class A Common Stock was $30.00. Our public warrants were formerly listed on Nasdaq under the symbol “AHCOW” and were suspended from trading on Nasdaq on December 6, 2019 because the public warrants did not satisfy the minimum 300 round lot holder requirement for listing, at which time the warrants became eligible to trade “over-the-counter” under the trading symbol “AHCOW”. A Form 25-NSE with respect to the public warrants was filed by Nasdaq on January 21, 2020, and the formal delisting of the public warrants became effective ten days thereafter. The private placement warrants are not listed on any exchange.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

__________________

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

__________________

The date of this prospectus supplement is November 6, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒        QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2020

OR

☐        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-38399

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

Delaware	82-3677704
(State of Other Jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

220 West Germantown Pike Suite 250, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (610) 630-6357

Securities registered pursuant to Section 12(b) of the Act:

Name Of Each Exchange
Title of Each Class	Trading Symbol(s)	On Which Registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.0405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).   Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 4, 2020, there were 63,882,204 shares of the Registrant’s Class A Common Stock issued and outstanding and 25,751,706 shares of the Registrant’s Class B Common Stock issued and outstanding.

ADAPTHEALTH CORP.

FORM 10-Q

CERTAIN DEFINED TERMS

Throughout this Quarterly Report on Form 10-Q, unless otherwise specified or the context so requires:

“A Blocker” means Access Point Medical, Inc., a Delaware corporation;

“A Blocker Seller” means Clifton Bay Offshore Investments L.P., a British Virgin Islands limited partnership;

“A&R AdaptHealth Holdings LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019;

“AdaptHealth Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company;

“AdaptHealth Units” means units of AdaptHealth Holdings;

“Blocker Companies” means A Blocker and BM Blocker;

“Blocker Sellers” means A Blocker Seller and the BlueMountain Entities;

“BlueMountain Entities” means BM AH Holdings, LLC, BlueMountain Summit Opportunities Fund II (US) L.P., BMSP L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;

“BM Blocker” means BM AH Holdings, LLC, a Delaware limited liability company;

“BM Notes” means, collectively, the Promissory Notes, dated as of November 8, 2019, and Amended and Restated Promissory Notes, dated as of March 20, 2019, issued by AdaptHealth Holdings in favor of affiliates of BlueMountain Capital Management, LLC, which amended and restated the Promissory Notes, dated as March 20, 2019, issued by AdaptHealth Holdings in favor of affiliates of BlueMountain Capital Management, LLC;

“Business Combination” means our business combination with AdaptHealth Holdings, which we completed on November 8, 2019;

“Class A Common Stock” means our Class A Common Stock, par value $0.0001 per share, created on the Closing;

“Class B Common Stock” means our Class B Common Stock, par value $0.0001 per share, created on the Closing;

“Closing” means the closing of the Business Combination;

“Common Stock” means our Class A Common Stock and our Class B Common Stock, collectively;

“Consideration Unit” means one AdaptHealth Unit together with one share of Class B Common Stock;

“Deerfield Private Design Fund IV” means Deerfield Private Design Fund IV, L.P., a Delaware limited partnership;

“Deerfield Subscription Agreement” means the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield Private Design Fund IV and RAB Ventures (DFB) LLC;

“Exchange Agreement” means the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units;

“OEP Purchaser” means OEP AHCO Investment Holdings, LLC, a Delaware limited liability company;

“Put/Call Agreement” means the Put/Call Option and Consent Agreement, dated as of May 25, 2020, by and among the Company, AdaptHealth Holdings, BlueMountain Foinaven Master Fund L.P., BMSB L.P., BlueMountain Fursan Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P., as amended on October 16, 2020;

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto, as amended on June 24, 2020;

“Series A Preferred Stock” means the series of preferred stock of the Company designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share;

“Series B-1 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share;

“Series B-2 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-2 Convertible Preferred Stock,” par value $0.0001 per share;

“Solara” means Solara Holdings, LLC, a Delaware limited liability company;

“Sponsor” means Deerfield/RAB Ventures LLC;

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units; and

“Warrants” means, collectively, the warrants that were issued in our initial public offering (our “IPO”) pursuant to the registration statement declared effective on February 15, 2018 and which were redeemed on September 2, 2020 (the “public warrants”) and the warrants initially issued to our Sponsor in a private placement that occurred simultaneously with our IPO (the “private placement warrants”), which private placement warrants have been distributed from the Sponsor to its members.

CAUTIONARY STATEMENT

In this Quarterly Report on Form 10-Q, including "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part I Item 2, and the documents incorporated by reference herein, we make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words "may," "might," "will," "will likely result," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or similar expressions.

These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward- looking statements. Some factors that could cause actual results to differ include:

●	the ability to maintain the listing of our Class A Common Stock on Nasdaq;
●	competition and the ability of our business to grow and manage growth profitably;
●	changes in applicable laws or regulations;
●	fluctuations in the U.S. and/or global stock markets;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
●	the impact of the coronavirus (COVID-19) pandemic and our response to it; and
●	other risks and uncertainties set forth in this Form 10-Q, as well as all documents incorporated by reference herein.

PART I – FINANCIAL INFORMATION

Item 1. Consolidated Interim Financial Statements

ADAPTHEALTH CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$272,318	$76,878
Accounts receivable	147,335	78,619
Inventory	46,477	13,239
Prepaid and other current assets	18,255	12,679
Total current assets	484,385	181,415
Equipment and other fixed assets, net	101,656	63,559
Goodwill	810,480	266,791
Identifiable intangible assets, net	94,725	—
Other assets	6,466	6,851
Deferred tax assets	51,114	27,505
Total Assets	$1,548,826	$546,121
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$192,337	$102,728
Current portion of capital lease obligations	19,699	19,750
Current portion of long-term debt	8,479	1,721
Contract liabilities	13,231	9,556
Other liabilities	81,059	17,139
Total current liabilities	314,805	150,894
Long-term debt, less current portion	722,730	395,112
Other long-term liabilities	71,576	29,364
Total Liabilities	1,109,111	575,370
Commitments and contingencies (note 14)
Stockholders’ Equity (Deficit)
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 62,680,967 and 40,816,292 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	6	4
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 25,874,704 and 31,563,799 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	3	3
Preferred Stock, par value of $0.0001 per share, 5,000,000 shares authorized; 183,560 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1	—
Additional paid-in capital	476,861	11,252
Accumulated deficit	(23,130)	(27,210)
Accumulated other comprehensive (loss) income	(5,111)	1,431
Total stockholders' equity (deficit) attributable to AdaptHealth Corp.	448,630	(14,520)
Noncontrolling interests in subsidiaries	(8,915)	(14,729)
Total stockholders' equity (deficit)	439,715	(29,249)
Total Liabilities and Stockholders' Equity (Deficit)	$1,548,826	$546,121

See accompanying notes to unaudited consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$284,405	$136,451	$707,960	$380,103
Costs and expenses:
Cost of net revenue	240,720	114,797	604,777	317,174
General and administrative expenses	26,306	12,090	57,745	31,508
Depreciation and amortization, excluding patient equipment depreciation	4,120	840	6,398	2,439
Total costs and expenses	271,146	127,727	668,920	351,121
Operating income	13,259	8,724	39,040	28,982
Interest expense, net	12,406	10,756	27,826	31,651
Loss on extinguishment of debt	5,316	—	5,316	2,121
Income (loss) before income taxes	(4,463)	(2,032)	5,898	(4,790)
Income tax expense (benefit)	(636)	1,027	2,290	5,444
Net income (loss)	(3,827)	(3,059)	3,608	(10,234)
Income (loss) attributable to noncontrolling interests	(1,338)	627	2,222	1,336
Net income (loss) attributable to AdaptHealth Corp.	$(2,489)	$(3,686)	$1,386	$(11,570)

Weighted average common shares outstanding - basic	57,372	21,721	47,986	19,130
Weighted average common shares outstanding - diluted	57,372	21,721	50,848	19,130

Basic earnings (loss) per share (1)	$(0.04)	$(0.17)	$0.03	$(0.60)
Diluted earnings (loss) per share (1)	$(0.04)	$(0.17)	$0.02	$(0.60)

(1)	The Company's preferred stock are considered participating securities and are therefore excluded from the earnings per share calculation under the two-class method (see Note 11 to the unaudited consolidated interim financial statements).

See accompanying notes to unaudited consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(3,827)	$(3,059)	$3,608	$(10,234)
Other comprehensive loss:
Interest rate swap agreements, inclusive of reclassification adjustment	925	850	(11,558)	850
Comprehensive income (loss)	(2,902)	(2,209)	(7,950)	(9,384)

Income (loss) attributable to noncontrolling interests	(1,338)	627	2,222	1,336
Comprehensive income (loss) attributable to AdaptHealth Corp.	$(1,564)	$(2,836)	$(10,172)	$(10,720)

See accompanying notes to unaudited consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(IN THOUSANDS)

(UNAUDITED)

									Controlling		Accumulated
							Additional		interest		other	Noncontrolling
	Class A Common Stock		Class B Common Stock		Preferred Stock		paid-in	Members'	members'	Accumulated	comprehensive	interests in
	Shares	Amount	Shares	Amount	Shares	Amount	capital	interest	deficit	deficit	income (loss)	subsidiaries	Total
Balance, December 31, 2019	40,816	$4	31,564	$3	—	$—	$11,252	$—	$—	$(27,210)	$1,431	$(14,729)	$(29,249)
Issuance of Class A Common Stock for an acquisition	387	—	—	—	—	—	6,248	—	—	—	—	—	6,248
Exchange of Class B Common Stock for Class A Common Stock	1,000	—	(1,000)	—	—	—	(361)	—	—	—	—	361	—
Exercise of warrants	1,092	—	—	—	—	—	—	—	—	—	—	—	—
Equity-based compensation	59	—	—	—	—	—	2,223	—	—	—	—	—	2,223
Net income (loss)	—	—	—	—	—	—	—	—	—	(158)	—	424	266
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	—	—	2,482	—	—	—	—	—	2,482
Change in fair value of interest rate swaps, inclusive of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	(6,570)	(4,847)	(11,417)
Balance, March 31, 2020	43,354	$4	30,564	$3	—	$—	$21,844	$—	$—	$(27,368)	$(5,139)	$(18,791)	$(29,447)
Exchange of Class B Common Stock for Class A Common Stock	2,055	—	(2,055)	—	—	—	(1,580)	—	—	—	—	1,580	—
Exercise of warrants	1,034	1	—	—	—	—	11,882	—	—	—	—	—	11,883
Equity-based compensation	32	—	—	—	—	—	3,244	—	—	—	—	—	3,244
Exchange of Class A Common Stock for Series B-1 Preferred Stock	(15,810)	(2)	—	—	158	1	1	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(800)	(800)
Net income	—	—	—	—	—	—	—	—	—	4,033	—	3,136	7,169
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	—	—	2,223	—	—	—	—	—	2,223
Change in fair value of interest rate swaps, inclusive of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	(656)	(410)	(1,066)
Balance, June 30, 2020	30,665	$3	28,509	$3	158	$1	$37,614	$—	$—	$(23,335)	$(5,795)	$(15,285)	$(6,794)
Issuance of Class A Common Stock for acquisitions	4,344	1	—	—	—	—	83,280	—	—	—	—	—	83,281
Sale of Class A Common Stock and Series A Preferred Stock, net of offering costs of $1,639	10,930	1	—	—	75	—	223,360	—	—	—	—	—	223,361
Issuance of Class A Common Stock, net of offering costs of $9,558	9,200	1	—	—	—	—	133,041	—	—	—	—	—	133,042
Exchange of Class B Common Stock for Class A Common Stock	2,634	—	(2,634)	—	—	—	(7,467)	—	—	—	—	7,467	—
Exercise of warrants	1,979	—	—	—	—	—	12,612	—	—	—	—	—	12,612
Equity-based compensation	35	—	—	—	—	—	5,502	—	—	—	—	—	5,502
Conversion of Series B-2 Preferred Stock to Series B-1 Preferred Stock	—	—	—	—	(9)	—	—	—	—	—	—	—	—
Conversion of Series A Preferred Stock to Class A Common Stock	2,888	—	—	—	(40)	—	—	—	—	—	—	—	—
Class A Common Stock issued in connection with Employee Stock Purchase Plan	6	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(2,489)	—	(1,338)	(3,827)
Equity activity resulting from Tax Receivable Agreement	—	—	—	—	—	—	2,236	—	—	—	—	—	2,236
Equity activity resulting from the impact of other changes in ownership and deferred taxes	—	—	—	—	—	—	(10,623)	—	—	—	—	—	(10,623)
Equity activity resulting from the Put/Call Agreement	—	—	—	—	—	—	(2,694)	—	—	2,694	—	—	—
Change in fair value of interest rate swaps, inclusive of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	684	241	925
Balance, September 30, 2020	62,681	$6	25,875	$3	184	$1	$476,861	$—	$—	$(23,130)	$(5,111)	$(8,915)	$439,715

									Controlling		Accumulated
							Additional		interest		other	Noncontrolling
	Class A Common Stock		Class B Common Stock		Preferred Stock		paid-in	Members'	members'	Accumulated	comprehensive	interests in
	Shares	Amount	Shares	Amount	Shares	Amount	capital	interest	deficit	deficit	income (loss)	subsidiaries	Total
Balance, December 31, 2018	—	$—	—	$—	—	$—	$—	$113,274	$(13,371)	$—	$—	$2,865	$102,768
Issuance of members' interest, net of offering costs of $837	—	—	—	—	—	—	—	19,163	—	—	—	—	19,163
Redemption of members' interest	—	—	—	—	—	—	—	(2,112)	(1,601)	—	—	—	(3,713)
Equity-based compensation	—	—	—	—	—	—	—	5,223	—	—	—	—	5,223
Distributions to members	—	—	—	—	—	—	—	—	(250,000)	—	—	—	(250,000)
Net income (loss)	—	—	—	—	—	—	—	—	(5,801)	—	—	348	(5,453)
Balance, March 31, 2019	—	$—	—	$—	—	$—	$—	$135,548	$(270,773)	$—	$—	$3,213	$(132,012)
Equity-based compensation	—	—	—	—	—	—	—	183	—	—	—	—	183
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—	(1,338)	(1,338)
Net income (loss)	—	—	—	—	—	—	—	—	(2,083)	—	—	361	(1,722)
Balance, June 30, 2019	—	$—	—	$—	—	$—	$—	$135,731	$(272,856)	$—	$—	$2,236	$(134,889)
Equity-based compensation	—	—	—	—	—	—	—	400	—	—	—	—	400
Net income (loss)	—	—	—	—	—	—	—	—	(3,686)	—	—	627	(3,059)
Change in fair value of interest rate swaps, inclusive of reclassification adjustment	—	—	—	—	—	—	—	—	—	—	850	—	850
Balance, September 30, 2019	—	$—	—	$—	—	$—	$—	$136,131	$(276,542)	$—	$850	$2,863	$(136,698)

See accompanying notes to unaudited consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$3,608	$(10,234)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including patient equipment depreciation	55,186	45,077
Equity-based compensation	10,969	5,806
Deferred income tax (benefit) expense	(564)	2,115
Change in fair value of interest rate swaps, net of reclassification adjustment	(2,130)	12,141
Change in fair value of contingent consideration	(2,900)	—
Payment of contingent consideration in connection with an acquisition	(1,000)	—
Amortization of intangible assets	2,675	—
Amortization of deferred financing costs	1,189	830
Amortization of bond discount	128	—
Imputed interest expense	46	—
Write-off of deferred financing costs	5,316	2,121
Gain on sale of investment	(591)	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(19,251)	(17,250)
Inventory	(10,166)	(2,388)
Prepaid and other assets	(1,459)	(2,381)
Accounts payable and accrued expenses and other current liabilities	104,231	7,337
Net cash provided by operating activities	145,287	43,174
Cash flows from investing activities:
Payments for business acquisitions, net of cash acquired	(605,309)	(47,946)
Purchases of equipment and other fixed assets	(22,834)	(14,453)
Payments for investments in cost method companies	(1,000)	—
Proceeds from sale of investment	2,046	—
Net cash used in investing activities	(627,097)	(62,399)
Cash flows from financing activities:
Proceeds from borrowings on long-term debt and lines of credit	536,275	345,500
Repayments on long-term debt and lines of credit	(545,584)	(156,062)
Proceeds from the sale of Class A Common Stock and Series A Preferred Stock	225,000	—
Proceeds from the issuance of Class A Common Stock	142,600	—
Proceeds from the issuance of senior unsecured notes, net of related discount	343,875	—
Proceeds from exercise of warrants	24,495	—
Payments on capital leases	(29,710)	(28,660)
Payments for equity issuance costs	(11,197)	(837)
Payments of deferred financing costs	(6,754)	(9,028)
Distributions to noncontrolling interests	(800)	(1,338)
Payment of contingent consideration in connection with acquisitions	(200)	(13,000)
Payment of deferred purchase price in connection with an acquisition	(750)	—
Proceeds from issuance of promissory note payable	—	100,000
Proceeds from issuance of members' interests	—	20,000
Distributions to members	—	(250,000)
Payments for redemption of members' interests	—	(3,713)
Net cash provided by financing activities	677,250	2,862
Net increase (decrease) in cash and cash equivalents	195,440	(16,363)
Cash and cash equivalents at beginning of period	76,878	25,186
Cash and cash equivalents at end of period	$272,318	$8,823
Supplemental disclosures:
Cash paid for interest	$22,788	$15,769
Cash paid for income taxes	3,062	492
Noncash investing and financing activities:
Equipment acquired under capital lease obligations	$28,888	$29,565
Unpaid equipment and other fixed asset purchases at end of period	8,452	8,483
Equity consideration issued in connection with acquisitions	89,529	—
Contingent purchase price in connection with acquisitions	6,464	6,425
Seller note issued in connection with an acquisition	—	2,000
Deferred purchase price in connection with acquisitions	33	1,500

See accompanying notes to unaudited consolidated interim financial statements.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

(1)          General Information

AdaptHealth Corp. and subsidiaries (AdaptHealth or the Company), f/k/a DFB Healthcare Acquisitions Corp. (DFB), is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. The Company focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company services beneficiaries of Medicare, Medicaid and commercial insurance payors.

On July 8, 2019, AdaptHealth Holdings LLC (AdaptHealth Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement), as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB (the Business Combination). The Business Combination closed on November 8, 2019. Refer to Note 3, Significant Transactions, for additional information regarding the Business Combination.

Unless the context otherwise requires, “the Company”, “we,” “us,” and “our” refer, for periods prior to the closing of the Business Combination, to AdaptHealth Holdings and its subsidiaries and, for periods upon or after the closing of the Business Combination, to AdaptHealth Corp. and its subsidiaries, including AdaptHealth Holdings and its subsidiaries.

The consolidated interim financial statements are unaudited, but reflect all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Interim results are not necessarily indicative of the results for a full year.

There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(a)          Basis of Presentation

The consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In the opinion of management, the consolidated interim financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.

The Business Combination was accounted for as a reverse recapitalization, with DFB treated as the acquired company and AdaptHealth Holdings as the acquirer, for financial reporting purposes. Therefore, the equity structure has been restated to that of the Company.

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the Securities Act), as modified by the Jumpstart our Business Startups Act of 2012, (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and other exemptions.

(b)         Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

(c)          Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

(d)          Accounting Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Management bases these estimates and assumptions upon historical experience, existing and known circumstances, authoritative accounting pronouncements and other factors that management believes to be reasonable. Significant areas requiring the use of management estimates relate to revenue recognition and the valuation of accounts receivable (implicit price concession), income taxes, contingent consideration, equity-based compensation, interest rate swaps, and long-lived assets, including goodwill. Actual results could differ from those estimates.

(e)          Valuation of Goodwill and Intangible Assets

The Company has a significant amount of goodwill on its balance sheet that resulted from the business acquisitions the Company has made in recent years. Goodwill is not amortized and is tested for impairment annually and upon the occurrence of a triggering event or change in circumstances indicating a possible impairment. Such changes in circumstance can include, among others, changes in the legal environment, reimbursement environment, operating performance, and/or future prospects. The Company performs its annual impairment review of goodwill during the fourth quarter of each year. The impairment testing can be performed on either a quantitative or qualitative basis. The Company first assesses qualitative factors to determine whether it is necessary to perform quantitative goodwill impairment testing. If determined necessary, the Company applies the quantitative impairment test to identify and measure the amount of impairment, if any.

Definite-lived intangible assets consist of payor contracts, developed technology and tradenames. These assets are amortized using the straight-line method over their estimated useful lives, which reflects the pattern in which the economic benefits of the assets are expected to be consumed. These assets are tested for impairment consistent with the Company’s long-lived assets. The following table summarizes the useful lives of the intangible assets acquired:

Payor contracts	10	years
Developed technology	5	years
Tradenames	5 to 10	years

(f)          Business Segment

The Company’s chief operating decision-makers are its Chief Executive Officer and President, who make resource allocation decisions and assess performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-makers, or anyone else, for any planning, strategy and key decision-making regarding operations. The corporate office is responsible for contract negotiation with vendors and payors, corporate compliance with healthcare laws and regulations, and revenue cycle management. Accordingly, the Company has a single reportable segment and operating segment structure.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

(g)        Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (ASU 2016-02), which amended authoritative guidance on accounting for leases. The new provisions require that a lessee of operating leases recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company is required to adopt the new standard for the annual reporting period beginning January 1, 2022, and interim reporting periods beginning January 1, 2023. The adoption of this standard is expected to have a material impact on the Company’s financial position. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard to have an impact on liquidity.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (ASC Topic 350): Simplifying the Test for Goodwill Impairment, which will eliminate the requirement to calculate the implied fair value of goodwill, commonly referred to as “Step 2” in the current goodwill impairment test. An entity will still have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The Company adopted this standard on January 1, 2020, which did not have any impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”. This guidance aims to simplify accounting for income taxes, changes the accounting for certain income tax transactions, and makes minor improvements to the codification. The guidance is effective for fiscal years beginning after December 15, 2020 and for interim periods within those fiscal years, with early adoption permitted. Specific amendments in the guidance should be applied on retrospective or modified retrospective basis while other amendments should be applied on a prospective basis. The Company has elected to early adopt this guidance in the third quarter of 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. Further, the FASB issued ASU 2019-04 and ASU 2019-05 to provide additional guidance on the credit losses standard. The standard is effective for fiscal years beginning after December 15, 2022, for smaller reporting companies, including interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the effect that this standard will have on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. Specifically, the guidance permits an entity, when certain criteria are met, to consider amendments to contracts made to comply with reference rate reform to meet the definition of a modification under GAAP. It further allows hedge accounting to be maintained and a one-time transfer or sale of qualifying held-to-maturity securities. The expedients and exceptions provided by the amendments are permitted to be adopted any time through December 31, 2022 and do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for certain optional expedients elected for certain hedging relationships existing as of December 31, 2022. The Company is currently evaluating the effect that this standard will have on its consolidated financial statements and related disclosures.

..

(2)         Revenue Recognition and Accounts Receivable

Revenue Recognition

The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, or over the fixed monthly service period for equipment.

Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.

Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.

The Company disaggregates net revenue from contracts with customers by payor type and by core service lines. The Company believes that disaggregation of net revenue into these categories depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The payment terms and conditions within the Company’s revenue-generating contracts vary by payor type and payor source.

The composition of net revenue by payor type for the three and nine months ended September 30, 2020 and 2019 are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Insurance	$175,418	$77,136	$438,034	$213,762
Government	81,967	43,679	193,725	122,358
Patient pay	27,020	15,636	76,201	43,983
Net revenue	$284,405	$136,451	$707,960	$380,103

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

The composition of net revenue by core service lines for the three and nine months ended September 30, 2020 and 2019 are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales revenue:
Sleep	$74,655	$59,117	$227,970	$156,677
Diabetes	52,887	—	64,566	—
Supplies to the home	44,579	1,966	100,479	5,910
Respiratory	5,152	1,397	26,034	4,121
HME	14,998	10,873	39,304	31,598
Other	14,869	9,711	38,725	26,710
Total net sales revenue	$207,140	$83,064	$497,078	$225,016

Net revenue from fixed monthly equipment reimbursements:
Sleep	$24,971	$20,761	$70,284	$57,762
Diabetes	946	—	946	—
Respiratory	32,269	19,646	88,132	60,084
HME	14,256	11,088	39,695	31,533
Other	4,823	1,892	11,825	5,708
Total net revenue from fixed monthly equipment reimbursements	$77,265	$53,387	$210,882	$155,087

Total net revenue:
Sleep	$99,626	$79,878	$298,254	$214,439
Diabetes	53,833	—	65,512	—
Supplies to the home	44,579	1,966	100,479	5,910
Respiratory	37,421	21,043	114,166	64,205
HME	29,254	21,961	78,999	63,131
Other	19,692	11,603	50,550	32,418
Total net revenue	$284,405	$136,451	$707,960	$380,103

In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, the Company increased its cash liquidity by, among other things, seeking recoupable advance payments of $45.8 million made available by the Centers for Medicare & Medicaid Services (CMS) under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) legislation, which was received in April 2020. The recoupment of such amount by CMS is expected to begin during 2021 and will be applied to services provided and revenue recognized during the period in which the recoupment occurs. In addition, in April 2020, the Company received distributions from the CARES Act provider relief funds of $17.2 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The Company is currently in the process of determining how much of the CARES Act provider relief funds it will be entitled to based on the terms and conditions of the program, including recent guidance issued by the U.S. Department of Health and Human Services in October 2020. The total of the recoupable advance payments and the CARES Act provider relief funds of $63.0 million is included in other current liabilities in the consolidated balance sheets as of September 30, 2020.

Accounts Receivable

Due to the continuing changes in the healthcare industry and third-party reimbursement environment, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. The complexity of third-party

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

billing arrangements and laws and regulations governing Medicare and Medicaid may result in adjustments to amounts originally recorded.

The Company performs a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Management’s evaluation takes into consideration such factors as historical bad debt experience, business and economic conditions, trends in healthcare coverage, other collection indicators and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their estimated net realizable value.

Included in accounts receivable are earned but unbilled accounts receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of compiling required payor specific documentation prior to billing for its services rendered. The Company recorded unbilled revenue of $18.5 million and $8.6 million as of September 30, 2020 and December 31, 2019, respectively.

(3)          Significant Transactions

Acquisitions

During the nine months ended September 30, 2020 and 2019, the Company completed several acquisitions to strengthen its current market share in existing markets or to expand into new markets. The goodwill generated from these acquisitions is attributable to expected growth and cost synergies and the expected contribution of each acquisition to the Company’s overall strategy. The majority of the goodwill recorded during the nine months ended September 30, 2020 is expected to be deductible for tax purposes. The estimated fair values of the net assets of acquired businesses as described below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result, the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.

Nine Months Ended September 30, 2020

On January 2, 2020, the Company purchased 100% of the equity interests of the Patient Care Solutions business (PCS), a subsidiary of McKesson Corporation. PCS is a home medical equipment supplies business. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $17.4 million to accounts receivable, $0.5 million to equipment and other fixed assets, $0.1 million to goodwill, and $4.0 million of net liabilities to other working capital accounts.

On March 2, 2020, the Company purchased certain assets of the durable medical equipment business of Advanced Home Care, Inc. (Advanced). The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $21.0 million to equipment and other fixed assets, $2.7 million to inventory, $0.6 million to identifiable intangible assets, $35.8 million to goodwill, and $1.6 million of net liabilities to other working capital accounts. The acquisition of Advanced also includes a potential contingent payment of up to $9.0 million based on certain conditions after closing. The Company is in the process of determining the fair value of such contingent payment, and as such an estimated fair value was not included in the consideration paid as part of the Company’s preliminary acquisition accounting. The valuation of such contingent consideration is expected to be completed during the fourth quarter of 2020.

On July 1, 2020, the Company acquired 100% of the equity interests of Solara Medical Supplies, LLC (Solara). Solara is an independent distributor of continuous glucose monitors (“CGM”) in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $12.1 million to cash, $15.1 million to accounts receivable, $15.0 million to inventory, $4.4 million to equipment and other fixed assets, $85.7 million to identifiable intangible assets, $347.1 million to goodwill, $22.4 million to accounts payable and accrued expenses, and $3.0 million of net liabilities to other working capital accounts.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

On July 1, 2020, the Company acquired 100% of the equity interests of ActivStyle, Inc. (ActivStyle). ActivStyle is a leading direct-to-consumer supply company that provides incontinence and urology products to patients throughout the United States. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $5.0 million to cash, $4.1 million to accounts receivable, $0.5 million to inventory, $1.0 million to equipment and other fixed assets, $10.1 million to identifiable intangible assets, $51.2 million to goodwill, $7.3 million to accounts payable and accrued expenses, and $0.9 million of assets to other working capital accounts.

In addition, during the period, the Company completed acquisitions of certain individually immaterial businesses, the results of which were immaterial to the Company’s results for the three and nine months ended September 30, 2020.

The following table summarizes the consideration paid for all acquisitions during the nine months ended September 30, 2020 (in thousands):

Cash consideration	$623,107
Equity consideration	89,529
Contingent consideration	6,464
Deferred payments	33
Total	$719,133

The Company allocated the consideration paid to the net assets acquired based on their estimated acquisition date fair values. The Company is still evaluating the fair value of certain assets and liabilities for which provisional amounts were recorded and expects to finalize such evaluation either during the remainder of 2020 or during the first half of 2021. Based upon management’s evaluation, which is preliminary and subject to completion of working capital and other adjustments, the consideration paid was allocated as follows during the nine months ended September 30, 2020 (in thousands):

Cash	$17,798
Accounts receivable	49,464
Inventory	23,073
Prepaid and other current assets	4,254
Equipment and other fixed assets	42,852
Goodwill	543,689
Intangible assets	97,400
Accounts payable and accrued expenses	(47,759)
Contract liabilities	(3,675)
Other current liabilities	(5,069)
Other long-term liabilities	(1,186)
Capital lease obligations	(1,708)
Net assets acquired	$719,133

Nine Months Ended September 30, 2019

On January 2, 2019, the Company purchased 100% of the equity of Gould’s Discount Medical, LLC (Goulds). Goulds is a home medical equipment and supplies business. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $3.7 million to accounts receivable, $2.4 million to inventory, $1.7 million to equipment and other fixed assets, $19.1 million to goodwill, and $2.6 million of net liabilities to other working capital accounts. The total consideration paid included potential contingent consideration payments in an aggregate amount of up to $1.5 million based on certain conditions after closing, which was determined to be the estimated fair value of such liability at the acquisition date.

On July 5, 2019, the Company purchased certain assets relating to the durable medical equipment business of SleepMed Therapies, Inc. (SleepMed). SleepMed provides positive airway pressure devices and related supplies to

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

customers in their homes or other alternative site care facilities. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $0.3 million to inventory, $1.3 million to equipment and other fixed assets, $14.1 million to goodwill, and $0.3 million of net liabilities to other working capital accounts. The total consideration paid included potential contingent consideration payments in an aggregate amount of up to $4.0 million based on certain conditions after closing, which was determined to be the estimated fair value of such liability at the acquisition date.

In addition, during the period, the Company completed acquisitions of certain individually immaterial businesses, the results of which were immaterial to the Company’s results for the three and nine months ended September 30, 2019.

The following table summarizes the consideration paid for all acquisitions during the nine months ended September 30, 2019 (in thousands):

Cash consideration	$47,763
Seller note	2,000
Contingent consideration	6,425
Deferred payments	1,500
Total	$57,688

The Company allocated the consideration paid to the net assets acquired based on their estimated acquisition date fair values. Based upon management’s evaluation, which was preliminary and subject to completion of working capital and other adjustments, the consideration paid was allocated as follows during the nine months ended September 30, 2019 (in thousands):

Total
Cash	$117
Accounts receivable	3,404
Inventory	4,173
Prepaid and other current assets	12
Equipment and other fixed assets	10,238
Goodwill	43,883
Contract liabilities	(1,512)
Accounts payable and accrued expenses	(2,627)
Net assets acquired	$57,688

The Company finalized the valuation of the fair value of the net assets acquired for these acquisitions during the remainder of 2019. During the nine months ended September 30, 2019, the Company paid net cash of $0.3 million relating to working capital adjustments associated with businesses that were acquired during 2018 which was recorded as an increase to goodwill during the period.

Pro-Forma Information

The unaudited pro-forma financial information presented below has been prepared by adjusting the historical results of the Company to include the historical results of the significant acquisitions described above. The unaudited pro-forma financial information is presented for illustrative purposes only and may not be indicative of the results of operations that would have actually occurred. In addition, future results may vary significantly from the results reflected in the pro-forma information. The unaudited pro-forma financial information does not reflect the impact of future events

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

that may occur after the acquisitions, such as the impact of cost savings or other synergies that may result from these acquisitions, and does not include interest expense associated with debt incurred to fund the acquisitions.

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$284,405	$255,731	$835,177	$732,999
Operating income	$13,259	$12,785	$53,600	$33,921

The pro-forma results for the three months ended September 30, 2020 are the same as the actual results in that period due to the acquisition dates of the significant acquisitions described above that occurred in that period.

Results of Businesses Acquired

The following table presents the amount of net revenue and operating income (loss) since the respective acquisition dates for the significant acquisitions described above that is included in the Company’s consolidated statements of operations for the three and nine months ended September 30, 2020 and 2019:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$115,077	$16,137	$208,803	$33,732
Operating income (loss)	$4,637	$1,872	$(2,984)	$5,285

The operating loss for the nine months ended September 30, 2020 is primarily due to operating losses related to PCS.

Business Combination

As discussed in Note 1, General Information, on July 8, 2019, AdaptHealth Holdings entered into the Merger Agreement, as amended on October 15, 2019, with DFB, pursuant to which AdaptHealth Holdings combined with DFB. The completion of the Business Combination (the Closing) occurred on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the Business Combination, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.

Following the Closing of the Business Combination, the holders of Class A Common Stock owned an approximate 56% direct controlling interest, with the remaining 44% direct noncontrolling interest owned by the former owners of AdaptHealth Holdings in the form of common units representing limited liability company interests in AdaptHealth Holdings from and after the Closing (New AdaptHealth Units), which is presented as noncontrolling interest in the consolidated financial statements. These members hold common unit interests of AdaptHealth Holdings and a corresponding number of shares of non-economic Class B Common Stock, which enables the holder to one vote per share. The New AdaptHealth Units and a corresponding number of shares of Class B Common Stock are exchangeable on a one-to-one basis for shares of Class A Common Stock. The holders of New AdaptHealth Units owned an approximate 24% direct noncontrolling economic interest in AdaptHealth Holdings at September 30, 2020. This direct noncontrolling interest will continue to decrease as New AdaptHealth Units and a corresponding number of shares of Class B Common Stock are exchanged for shares of Class A Common Stock.

Other investments

During the nine months ended September 30, 2020, the Company paid an aggregate $1.0 million to acquire equity ownership and debt interests in certain companies. These investments are accounted for under the cost method of accounting.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

(4)          Equipment and Other Fixed Assets

Equipment and other fixed assets as of September 30, 2020 and December 31, 2019 are as follows (in thousands):

	September 30,	December 31,
	2020	2019
Patient medical equipment	$151,634	$112,071
Delivery vehicles	7,150	4,461
Other	25,023	15,474
	183,807	132,006
Less accumulated depreciation	(82,151)	(68,447)
	$101,656	$63,559

(5)          Goodwill and Identifiable Intangible Assets

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The change in the carrying amount of goodwill for the nine months ended September 30, 2020 was as follows (in thousands):

Balance at December 31, 2019	$266,791
Acquired goodwill during the period	543,689
Balance at September 30, 2020	$810,480

The Company did not record any goodwill impairment charges during the three and nine months ended September 30, 2020 and 2019.

Identifiable intangible assets that are separable and have determinable useful lives are valued separately and amortized over the period which reflects the pattern in which the economic benefits of the assets are expected to be consumed. There were no identifiable intangible assets at December 31, 2019. Identifiable intangible assets consisted of the following at September 30, 2020 (in thousands):

		Weighted-Average
		Remaining Life (Years)
Payor contracts, net of accumulated amortization of $1,500	$58,500	9.8
Developed technology, net of accumulated amortization of $345	6,655	4.8
Tradenames, net of accumulated amortization of $830	29,570	9.5
Identifiable intangible assets, net	$94,725

Amortization expense related to identifiable intangible assets, which is included in depreciation and amortization, excluding patient equipment depreciation, in the accompanying statements of operations, was $2.7 million for both the three and nine months ended September 30, 2020. There was no amortization expense related to identifiable intangible assets for the three and nine months ended September 30, 2019.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

Future amortization expense related to identifiable intangible assets is estimated to be as follows (in thousands):

Twelve months ending September 30,
2021	$10,650
2022	10,596
2023	10,596
2024	10,596
2025	10,124
Thereafter	42,163
Total	$94,725

The Company recorded no impairment charges related to identifiable intangible assets during the three and nine months ended September 30, 2020 and 2019.

(6)          Fair Value of Assets and Liabilities

FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), creates a single definition of fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. Assets and liabilities adjusted to fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Level inputs, as defined by ASC 820, are as follows:

Level input	Input Definition
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	Inputs, other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.
Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table presents the valuation of the Company’s financial assets and liabilities as of September 30, 2020 and December 31, 2019 measured at fair value on a recurring basis. These estimates are not necessarily indicative of the amounts the Company could ultimately realize.

(in thousands)	Level 1	Level 2	Level 3	Fair Value
September 30, 2020
Assets
Money market accounts	$198,919	$—	$—	$198,919
Total assets measured at fair value	$198,919	$—	$—	$198,919

Liabilities
Acquisition-related contingent consideration-short term	$—	$—	$3,789	$3,789
Acquisition-related contingent consideration-long term	—	—	13,346	13,346
Interest rate swap agreements-short term	—	5,890	—	5,890
Interest rate swap agreements-long term	—	11,877	—	11,877
Total liabilities measured at fair value	$—	$17,767	$17,135	$34,902

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

(in thousands)	Level 1	Level 2	Level 3	Fair Value
December 31, 2019
Assets
Money market accounts	$54,015	$—	$—	$54,015
Total assets measured at fair value	$54,015	$—	$—	$54,015

Liabilities
Acquisition-related contingent consideration-short term	$—	$—	$4,825	$4,825
Acquisition-related contingent consideration-long term	—	—	9,900	9,900
Interest rate swap agreements-short term	—	2,157	—	2,157
Interest rate swap agreements-long term	—	6,182	—	6,182
Total liabilities measured at fair value	$—	$8,339	$14,725	$23,064

Interest Rate Swaps

The Company recognizes its interest rate swaps as either assets or liabilities in the accompanying consolidated balance sheets at fair value. The valuation of these derivative instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Company’s interest rate swaps held as of September 30, 2020 and December 31, 2019 were classified as Level 2 of the fair value hierarchy. Refer to Note 7, Derivative Instruments and Hedging Activities, for additional information regarding the Company’s derivative instruments.

Contingent Consideration

The Company estimates the fair value of acquisition-related contingent consideration liabilities by applying the income approach using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. At September 30, 2020, contingent consideration liabilities of $3.8 million and $13.3. million were included in other current liabilities and other long-term liabilities, respectively, in the accompanying consolidated balance sheets. At December 31, 2019, contingent consideration liabilities of $4.8 million and $9.9 million were included in other current liabilities and other long-term liabilities, respectively, in the accompanying consolidated balance sheets.

A reconciliation of the Company’s contingent consideration liabilities related to acquisitions for the nine months ended September 30, 2020 and 2019 is as follows (in thousands):

Nine Months Ended September 30, 2020	Beginning Balance	Additions	Payments	Change in Fair Value	Other activity	Ending Balance
Contingent consideration - Level 3 liabilities	$14,725	$6,464	$(1,200)	$(2,900)	$46	$17,135

Nine Months Ended September 30, 2019	Beginning Balance	Additions	Payments	Change in Fair Value	Other activity	Ending Balance
Contingent consideration - Level 3 liabilities	$15,250	$6,425	$(13,000)	$(625)	$—	$8,050

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

The following table presents the Company’s hierarchy for non-financial assets measured at fair value on a non-recurring basis (in thousands):

	September 30,	December 31,
	2020	2019
Assets:
Goodwill (Level 3)	$810,480	$266,791
Identifiable intangible assets, net (Level 3)	94,725	—

The fair value allocation related to the Company’s acquisitions are determined using a discounted cash flow approach, or a replacement cost approach, which are based on significant unobservable inputs (Level 3). The Company estimates the fair value using the income approach (which is a discounted cash flow technique) or the cost approach. These valuation methods required management to make various assumptions, including, but not limited to, future profitability, cash flows, replacement costs, and discount rates. The Company’s estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential.

Developing discounted future cash flows in applying the income approach requires the Company to evaluate its intermediate to longer-term strategies, including, but not limited to, estimates of revenue growth, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows requires the selection of risk premiums, which can materially impact the present value of future cash flows.

The Company estimated the fair value of acquired intangible assets using discounted cash flow techniques that included an estimate of future cash flows, consistent with overall cash flow projections used to determine the purchase price paid to acquire the business, discounted at a rate of return that reflects the relative risk of the cash flows. The Company estimated the fair value of certain acquired intangible assets based on the cost approach using estimated costs consistent with historical experience. The Company believes the estimates and assumptions used in the valuation methods are reasonable.

(7)          Derivative Instruments and Hedging Activities

The Company records all derivatives on its consolidated balance sheet at fair value. As of September 30, 2020 and December 31, 2019, the Company had outstanding interest rate derivatives with third parties in which the Company pays a fixed interest rate and receives a rate equal to the one-month LIBOR. The notional amount associated with the swap agreements was $250 million as of September 30, 2020 and December 31, 2019 and have maturity dates at certain dates through March 2024. Prior to August 22, 2019, the interest rate swap agreements were not designated as cash flow hedging instruments for accounting purposes and accordingly changes in fair value of the interest rate swap agreements were recorded in earnings. On August 22, 2019, the Company designated its swaps as effective cash flow hedges of interest rate risk. Accordingly, subsequent to August 22, 2019, changes in the fair value of the interest rate swaps are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.

The table below presents the fair value of the Company’s derivatives designated as hedging instruments as well as their classification in the consolidated balance sheets at September 30, 2020 and December 31, 2019 (in thousands):

		September 30, 2020	December 31, 2019

	Balance Sheet Location	Asset (Liability)
Interest rate swap agreements	Other current liabilities	$(5,890)	$(2,157)
Interest rate swap agreements	Other long-term liabilities	(11,877)	(6,182)
Total		$(17,767)	$(8,339)

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

During the three and nine months ended September 30, 2020, as a result of the effect of cash flow hedge accounting, the Company recognized income of $1.6 million and a loss of $9.4 million, respectively, in other comprehensive income (loss). In addition, during the three and nine months ended September 30, 2020, $0.7 million and $2.1 million, respectively, was reclassified from other comprehensive income (loss) and recognized as a reduction to interest expense, net, in the accompanying consolidated statements of operations. During each of the three and nine months ended September 30, 2019, as a result of the effect of cash flow hedge accounting, the Company recognized income of $1.1 million in other comprehensive income (loss). In addition, during each of the three and nine months ended September 30, 2019, $0.2 million was reclassified from other comprehensive income (loss) and recognized as a reduction to interest expense, net, in the accompanying consolidated statements of operations. During the three and nine months ended September 30, 2019, as a result of the effect of the Company’s derivative financial instruments that were not designated as hedging instruments, the Company recognized $2.9 million and $12.4 million, respectively, in interest expense, net in the accompanying consolidated statements of operations.

(8)          Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of September 30, 2020 and December 31, 2019 consisted of the following (in thousands):

	September 30,	December 31,
	2020	2019
Accounts payable	$144,804	$79,237
Employee related accruals	17,550	12,320
Accrued interest	10,294	4,022
Other	19,689	7,149
Total	$192,337	$102,728

(9)          Debt

The following is a summary of long term-debt as of September 30, 2020 and December 31, 2019 (in thousands):

	September 30,	December 31,
	2020	2019
Secured term loans	$250,000	$246,250
Revolving credit facility	—	12,000
Senior unsecured notes	350,000	—
Note payable	143,500	143,500
Other	666	1,725
Unamortized discount on senior unsecured notes	(5,997)	—
Unamortized deferred financing fees	(6,960)	(6,642)
	731,209	396,833
Current portion	(8,479)	(1,721)
Long-term portion	$722,730	$395,112

In July 2020, the Company refinanced its debt borrowings and entered into a new credit agreement with a new bank group (the Credit Agreement). The Credit Agreement consists of a $250 million term loan (the Term Loan) and $200 million in commitments for revolving credit loans with a $15 million letter of credit sublimit (the Revolver), both with maturities in July 2025. The amount borrowed under the Term Loan bears interest quarterly at variable rates based upon the sum of (a) the Adjusted LIBOR Rate (subject to a floor) equal to the LIBOR (as defined in the Credit Agreement) for the applicable interest period, plus (b) an applicable margin ranging from 2.50% to 3.75% per annum based on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement). The Revolver carries a commitment fee during the term of the Credit Agreement ranging from 0.25% to 0.50% per annum of the average daily undrawn portion of the Revolver based on the Consolidated Total Leverage Ratio. In connection with the Credit

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

Agreement, the Company paid deferred financing costs of $2.7 million; such costs are being amortized over the term of the related debt and is included in interest expense, net in the accompanying consolidated statements of operations.

Under the Credit Agreement, the Company is subject to several restrictive covenants that, among other things, impose operating and financial restrictions on the Company. Financial covenants include a Consolidated Total Leverage Ratio and a Consolidated Fixed Charge Coverage Ratio, as defined in the Credit Agreement. The Credit Agreement also contains certain customary events of default, including, among other things, failure to make payments when due thereunder, failure to observe or perform certain covenants, and non-compliance with healthcare laws. Any borrowing under the Credit Agreement may be repaid, in whole or in part, at any time and from time to time without premium or penalty, other than customary breakage costs, and any amounts repaid may be reborrowed. Mandatory prepayments are required in connection with the disposition of assets to the extent not reinvested, unpermitted debt transactions, and excess cash flow, as defined in the Credit Agreement, if certain leverage tests are not met. The Company was in compliance with all debt covenants as of September 30, 2020.

In March 2019, the Company entered into several agreements, amendments and new credit facilities (herein after referred to as the March 2019 Recapitalization Transactions). The March 2019 Recapitalization Transactions included $425 million in new credit facilities, which consisted of a $300 million Initial Term Loan, $50 million Delayed Draw Term Loan, and $75 million Revolving Credit Facility, collectively referred to herein as the 2019 Credit Facility. Amounts borrowed under the 2019 Credit Facility bore interest quarterly at variable rates based upon the sum of (a) the LIBOR Rate for such interest period, plus (b) an applicable margin based upon the Company’s Consolidated Total Leverage Ratio (as defined in the Credit Agreement). In July 2020, the Company amended the 2019 Credit Facility and borrowed $216.3 million; such proceeds were used to partially fund an acquisition. In connection with this amendment, the Company paid deferred financing costs of $1.8 million. The Company used a portion of the net proceeds from the borrowings under the Term Loan and the issuance of the Senior Unsecured Notes (see discussion below) to fully repay the outstanding principal balances under the 2019 Credit Facility totaling $523.9 million, and to pay the related accrued interest, fees and expenses. Further, in connection with executing the Credit Agreement discussed above, the Company wrote off unamortized deferred financing costs of $5.3 million related to the 2019 Credit Facility, which is included in loss on extinguishment of debt in the accompanying consolidated statements of operations for the three and nine months ended September 30, 2020.

The proceeds from the March 2019 Recapitalization Transactions were used to (1) repay existing amounts outstanding under the Company’s then existing credit facility of $151.9 million, (2) pay transaction costs, fees and expenses related to the consummation of the transactions contemplated under the agreement (see Note and Unit Purchase Agreement discussed below), (3) pay a $250 million distribution to AdaptHealth Holdings’ members, and (4) redeem certain members’ interests, including the cumulative preferred dividends, for $3.7 million. In addition, the Company paid deferred financing costs of $9.0 million; amortization of such costs is included in interest expense, net in the accompanying consolidated statements of operations. Further, the Company wrote off unamortized deferred financing costs of $2.1 million, which is included in loss on extinguishment of debt in the accompanying consolidated statements of operations for the nine months ended September 30, 2019.

Secured Term Loans

The borrowing under the Term Loan requires quarterly principal repayments of $1.6 million beginning September 30, 2020 through June 30, 2022, increasing to $3.1 million beginning September 30, 2022 through June 30, 2025, and the unpaid principal balance is due at maturity in July 2025. At September 30, 2020, there was $250.0 million outstanding under the Term Loan. The interest rate under the Term Loan was 3.69% at September 30, 2020.

Revolving Credit Facility

No amounts have been borrowed under the Revolver. Borrowings under the Revolver may be used for working capital and other general corporate purposes, including for capital expenditures and acquisitions permitted under the Credit Agreement. After consideration of stand-by letters of credit outstanding of $4.0 million, the remaining maximum borrowings available pursuant to the Revolver were $196.0 million at September 30, 2020.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

Senior Unsecured Notes

In July 2020, the Company issued $350.0 million aggregate principal amount of 6.125% senior unsecured notes due 2028 (the Notes) and received proceeds of $343.9 million. The discount on the Notes of $6.1 million is being amortized over the term of the related debt and is included in interest expense, net in the accompanying consolidated statements of operations. The Notes will mature on August 1, 2028. Interest on the Notes will be payable on February 1st and August 1st of each year, beginning on February 1, 2021. The Notes will be redeemable at the Company’s option, in whole or in part, at any time on or after August 1, 2023, and the redemption price for the Notes if redeemed during the 12 months beginning (i) August 1, 2023 is 103.063%, (ii) August 1, 2024 is 102.042%, (iii) August 1, 2025 is 101.021% and (iv) August 1, 2026 and thereafter is 100.000%, in each case together with accrued and unpaid interest. The Company may also redeem some or all of the Notes before August 1, 2023 at a redemption price of 100% of the principal amount of the Notes, plus a “make-whole” premium, together with accrued and unpaid interest. In addition, the Company may redeem up to 40% of the original aggregate principal amount of the Notes before August 1, 2023 with the proceeds from certain equity offerings at a redemption price equal to 106.125% of the principal amount of the Notes, together with accrued and unpaid interest. Furthermore, the Company may be required to make an offer to purchase the Notes upon the sale of certain assets or upon specific kinds of changes of control. In connection with the Notes, the Company paid deferred financing costs of $2.3 million; such costs are being amortized over the term of the related debt and is included in interest expense, net in the accompanying consolidated statements of operations.

Note Payable

In connection with the March 2019 Recapitalization Transactions, the Company signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, the Company issued a promissory note with a principal amount of $100 million (the Promissory Note) and the Company also received proceeds of $20 million for the purchase of members’ interests. In connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100 million, and the investor converted certain of its members’ interests to a $43.5 million promissory note. The new $100 million promissory note, together with the $43.5 million promissory note, are collectively referred to herein as the New Promissory Note. The outstanding principal balance under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. Under the New Promissory Note, the Company had the option to pay 6% of the interest in cash and 6% Payment in Kind (PIK). The Company elected to pay the PIK interest in cash during all periods. At any time following September 20, 2021, the Company may prepay, in whole (but not in part), the outstanding principal amount, together with all accrued and unpaid interest thereon. If the Company elects to prepay the New Promissory Note prior to September 21, 2023, then the amount due and payable shall be subject to a make-whole premium equal to a percentage of the total amount of outstanding principal and accrued interest through the date of such prepayment. The make-whole premium percentage during the period from September 21, 2021 through September 20, 2022 is 10%, and from September 21, 2022 through September 20, 2023 is 5%. In addition, if the Company desires to consummate any Qualified Acquisition (as defined in the New Promissory Note) without the consent of the investor, the Company may proceed with such acquisition if the New Promissory Note is prepaid at the closing of such acquisition. If such acquisition occurs prior to September 21, 2023, then the amount due and payable shall be subject to a make-whole premium equal to a percentage of the total amount of outstanding principal and accrued interest through the date of such prepayment. The make-whole premium percentage during the period from September 21, 2020 through September 20, 2021 is 15%, from September 21, 2021 through September 20, 2022 is 10%, and from September 21, 2022 through September 20, 2023 is 5%. Further, if a Sale of the Company (as defined in the New Promissory Note) occurs prior to the maturity date, then, effective immediately prior to and contingent upon the consummation of such transaction, the outstanding principal, together with all accrued and unpaid interest, shall be due and payable. If such transaction occurs prior to September 21, 2023, then the amount due and payable shall be subject to a make-whole premium equal to a percentage of the total amount of outstanding principal and accrued interest through the date of such prepayment. The make-whole premium percentage during the period from November 8, 2019 through September 20, 2022 is 10%, and from September 21, 2022 through September 20, 2023 is 5%.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

In connection with the Business Combination, the investor generated taxable income and a current federal and state income tax liability of $5.9 million on the exchange of its members’ interests. Under the terms of the Merger Agreement, all investors indemnified the Company for all taxes attributable to periods prior to or on the closing date of the Business Combination. Accordingly, the Company recorded an indemnification asset of such amount, included in Prepaid and other current assets, and a corresponding current liability included in Other liabilities, in the accompanying consolidated balance sheets as of and December 31, 2019. This amount is no longer outstanding as of September 30, 2020.

In May 2020, the Company and the investor entered into a Put/Call Option and Consent Agreement (the Put/Call Agreement), pursuant to which certain put and call rights were granted to the parties with respect to shares of Class A Common Stock, shares of Class B Common Stock, and common units of AdaptHealth Holdings (each such common unit, together with one share of Class B Common Stock, a Consideration Unit) held by the investor. Pursuant to the Put/Call Agreement, during the period from the closing of the Company’s acquisition of Solara to October 31, 2020, which was subsequently extended to December 31, 2020 pursuant to an amendment to the Put/Call Agreement executed by the parties in October 2020 (the Option Period), the investor may require the Company to purchase up to 1,898,967 shares of Class A Common Stock and/or Consideration Units held by the investor (such shares of Class A Common Stock and Consideration Units, collectively, Interests) at a price per share of Class A Common Stock or per Consideration Unit equal to the greater of (x) $14.50 and (y) 85% of the 30-day volume-weighted average price per share of the Company’s Class A Common Stock on the date the exercise notice is delivered. During the Option Period, the Company may also require the investor to sell up to 1,898,967 of the Interests held by the investor to the Company at a price per share of Class A Common Stock or per Consideration Unit of $15.76. In addition, under the Put/Call Agreement, the investor waived certain consent rights under the New Promissory Note, and the Company irrevocably agreed to pay all PIK interest payable under the New Promissory Note following the closing of the acquisition of Solara in cash rather than through an increase in the principal amount of the notes. In connection with the Put/Call Agreement, the Company recorded a decrease to additional paid-in capital and accumulated deficit of $2.7 million, representing the estimated net fair value of the related call and put option.

(10)        Stockholders' Equity

The Closing of the Business Combination occurred on November 8, 2019, refer to Note 3, Significant Transactions, for additional details regarding the Business Combination.

In July 2020, the Company received gross proceeds of $190.0 million in connection with the sale of 10.9 million shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock pursuant to a private placement transaction. In addition, in July 2020, the Company received gross proceeds of $35.0 million in connection with the sale of 35,000 shares of Series B-2 Preferred Stock pursuant to a private placement transaction. In connection with these transactions, the Company paid offering costs of $1.6 million. In September 2020, the 39,706 shares of Series A Preferred Stock were converted into 2.9 million shares of Class A Common Stock. In addition, in September 2020, the 35,000 shares of Series B-2 Preferred Stock were converted into 25,454.55 shares of Series B-1 Preferred Stock (see below for a discussion of the Company’s outstanding Series B-1 Preferred Stock).

In July 2020, the Company issued 9.2 million shares of Class A Common Stock at a price of $15.50 per share pursuant to an underwritten public offering and received gross proceeds of $142.6 million. In connection with this transaction, the Company paid offering costs, inclusive of the underwriting discount, of $9.6 million.

Preferred Stock

In June 2020, the Company entered into an exchange agreement (the Exchange Agreement) with an investor pursuant to which the investor exchanged 15,810,547 shares of the Company’s Class A Common Stock for 158,105.47 shares of Series B-1 Preferred Stock, par value $0.0001 per share. The Series B-1 Preferred Stock liquidation preference is limited to its par value of $0.0001 per share. The Series B-1 Preferred Stock will participate equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock. The Series B-1 Preferred Stock is non-voting. The holder may convert each share of Series B-1 Preferred Stock into 100 shares of Class A Common Stock (subject to certain anti-dilution adjustments) at its election, except to the extent that,

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

following such conversion, the number of shares of Class A Common Stock held by such holder and its affiliates exceed 4.9% of the outstanding Class A Common Stock of the Company.

Warrants

At the Closing of the Business Combination, the Company had 12.7 million warrants outstanding. Each warrant is exercisable into one share of Class A Common Stock at a price of $11.50 per share. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for the issuance of common stock at a price below its exercise price. During the nine months ended September 30, 2020, 6.2 million warrants were exercised in cashless transactions resulting in the issuance of 2.0 million shares of Class A Common Stock, which included the redemption of Public Warrants (see below). In addition, during the nine months ended September 30, 2020, 2.1 million warrants were exercised for cash proceeds of $24.5 million, resulting in the issuance of 2.1 million shares of Class A Common Stock. As of September 30, 2020, the Company had 4.3 million warrants outstanding.

Redemption of Public Warrants

On August 4, 2020, the Company announced its intention to redeem all of its outstanding public warrants (the Public Warrants) to purchase shares of the Company’s Class A Common Stock, that were issued under the Warrant Agreement, dated February 15, 2018 (the Warrant Agreement), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the Warrant Agent), as part of the units sold in the Company’s initial public offering (the IPO), for a redemption price of $0.01 per Public Warrant (the Redemption Price), that remained outstanding on September 2, 2020 (the Redemption Date). Warrants to purchase common stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and still held by the initial holders thereof or their permitted transferees were not subject to this redemption.

Under the terms of the Warrant Agreement, the Company was entitled to redeem all of the outstanding Public Warrants if the last sales price of the Company’s Class A Common Stock was at least $18.00 per share on each of twenty trading days within any thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given. At the direction of the Company, the Warrant Agent delivered a notice of redemption to each of the registered holders of the outstanding Public Warrants.

In addition, in accordance with the Warrant Agreement, the Company elected to require that, upon delivery of the notice of redemption, all Public Warrants were to be exercised only on a “cashless basis.” Accordingly, holders were no longer able to exercise Public Warrants and receive common stock in exchange for payment in cash of the $11.50 per warrant exercise price. Instead, a holder exercising a Public Warrant was deemed to pay the $11.50 per warrant exercise price by the surrender of 0.6144 of a share of common stock (such fraction determined as described below) that such holder would have been entitled to receive upon a cash exercise of a Public Warrant. Accordingly, by virtue of the cashless exercise of the Public Warrants, exercising warrant holders received 0.3856 of a share of common Stock for each Public Warrant surrendered for exercise. Any Public Warrants that remained unexercised on the Redemption Date were voided and no longer exercisable, and the holders will have no rights with respect to those Public Warrants, except to receive the Redemption Price.

The number of shares of Class A Common Stock that each exercising warrant holder received by virtue of the cashless exercise (instead of paying the $11.50 per Public Warrant cash exercise price) was calculated in accordance with the terms of the Warrant Agreement and was equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Public Warrants held by such warrant holder, multiplied by the difference between $18.7175, the average last sale price of the Company’s Class A Common Stock for the ten trading days ending on July 29, 2020, the third trading day prior to the date of the redemption notice (the Fair Market Value) and $11.50, by (y) the Fair Market Value. If any holder of Public Warrants would, after taking into account all of such holder’s Public Warrants exercised at one time, be entitled to receive a fractional interest in a share of common stock, the number of shares the holder was entitled to receive was rounded down to the nearest whole number of shares. During the nine months ended

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

September 30, 2020, 2.3 million Public Warrants were redeemed resulting in the issuance of 0.9 million shares of Class A Common Stock. As a result of these transactions, there are no Public Warrants outstanding.

Contingent Consideration Shares

Pursuant to the Merger Agreement, the former owners of AdaptHealth Holdings who received Class B Common Stock in connection with the Business Combination are entitled to receive an equity classified earn-out consideration to be paid in the form of New AdaptHealth Units (and a corresponding number of shares of Class B Common Stock) and the former owners of AdaptHealth Holdings who received Class A Common Stock in connection with the Business Combination are entitled to receive earn-out consideration to be paid in the form of Class A Common Stock, if the average price of the Company’s Class A Common Stock for the month of December prior to each measurement date equals or exceeds certain hurdles set forth in the Merger Agreement. The former owners of AdaptHealth Holdings can potentially receive up to an additional 1.0 million shares at December 31, 2020, 2021 and 2022 (each a measurement date) and such average stock price hurdles are $15, $18 and $22 at each measurement date, respectively, for a total of 3.0 million shares, as a part of the earn-out consideration.

Equity-based Compensation

On November 7, 2019, the stockholders of the Company approved the AdaptHealth Corp. 2019 Stock Incentive Plan (the 2019 Plan), effective upon closing of the Business Combination. In connection with the 2019 Plan, the Company provides equity-based compensation to attract and retain employees while also aligning employees’ interest with the interests of its stockholders. The 2019 Plan permits the grant of various equity-based awards to selected employees and directors. The 2019 Plan permits the grant of up to 8.0 million shares of Class A Common Stock, subject to certain adjustments and limitations.

During the three months ended September 30, 2020, the Company recorded equity-based compensation expense of $5.5 million, of which $3.7 and $1.8 million was included in general and administrative expenses and cost of net revenue, respectively, in the accompanying consolidated statement of operations. During the nine months ended September 30, 2020, the Company recorded equity-based compensation expense of $11.0 million, of which $7.0 and $4.0 million was included in general and administrative expenses and cost of net revenue, respectively, in the accompanying consolidated statement of operations. During the three and nine months ended September 30, 2019, the Company recorded equity-based compensation expense of $0.4 million and $5.8 million, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of operations. The expense during the nine months ended September 30, 2019 included $4.9 million in connection with the acceleration of vesting of certain of the 2018 Incentive Units and the modification of such awards discussed below. At September 30, 2020, there was $32.8 million of unrecognized compensation expense related to equity-based compensation awards, which is expected to be recognized over a weighted-average term of 2.9 years. At September 30, 2020, 1.5 million shares of the Company’s Class A Common Stock are available for issuance under the 2019 Plan.

In August 2020, the Company granted 10,755 shares of Class A Common Stock to certain newly hired employees. The fair value of these immediately vested shares was $0.2 million and was recognized as compensation cost during the three and nine months ended September 30, 2020. In May 2020, the Company granted 11,625 shares of Class A Common Stock to certain newly hired employees. The fair value of these immediately vested shares was $0.2 million and was recognized as compensation cost during the nine months ended September 30, 2020. In addition, in May 2020, the Company granted 16,329 shares of Class A Common Stock to certain frontline patient-facing employees in connection with a Covid-19 retention bonus program. The fair value of these immediately vested shares was $0.2 million and was recognized as compensation cost during the nine months ended September 30, 2020.

Stock Options

In November 2019, the Company granted 3,416,666 options to purchase shares of Class A Common Stock of the Company to certain executive officers that have an exercise price of $11.50 per share. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $7.2 million and is being recognized as expense on a

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

straight-line basis over the employees’ requisite service period subject to management’s estimation of the probability of vesting of such awards. In April 2020, the Company granted 47,335 options to purchase shares of Class A Common Stock of the Company to an employee that have an exercise price of $16.25 per share. The grant-date fair value of the awards, using a Black-Scholes option pricing model, was $0.3 million and is being recognized as expense on a straight-line basis over the employees’ requisite service period subject to management’s estimation of the probability of vesting of such awards. A portion of all options outstanding are eligible to vest on December 31, 2020, 2021 and 2022 based on defined performance conditions, subject to the employees’ continuous employment through the applicable vesting date. The Company has no other options outstanding as of September 30, 2020.

The assumptions used to determine the grant-date fair value of the stock options granted during the nine months ended September 30, 2020 were as follows:

Expected volatility	40.7%
Risk-free interest rate	0.4%
Expected term	6.0	years
Dividend yield	N/A

Restricted Stock

During the three months ended September 30, 2020, the Company granted 450,369 shares of restricted stock to various employees, which primarily vest ratably over the three and four-year periods following the grant dates, subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of these awards was $9.0 million which is being recognized as expense on a straight-line basis over the employees’ requisite service period.

During the three months ended September 30, 2020, the Company granted 840,219 shares of restricted stock to various employees which vest based on certain performance conditions, subject to the employees’ continuous employment through the applicable vesting date. The total grant-date fair value of these awards was $16.1 million which is being recognized as expense on a straight-line basis over the employee’s requisite service period subject to management’s estimation of the probability of vesting of such awards.

During the three months ended September 30, 2020, the Company granted 37,198 shares of restricted stock to its non-employee directors, which vest immediately prior to the Company’s 2021 annual stockholders meeting. The grant-date fair value of these awards was $0.8 million which is being recognized as expense on a straight-line basis over the applicable vesting period

During the three months ended June 30, 2020, the Company granted 77,896 shares of restricted stock to certain employees, which vest over the four-year period following the grant date, subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of these awards was $1.2 million which is being recognized as expense on a straight-line basis over the employees’ requisite service period.

In April 2020, the Company granted 20,656 shares of restricted stock to an employee. On each of December 31, 2020, 2021 and 2022, one-third of the shares are eligible to vest based on the cumulative annual growth rate of the Company’s stock during the ten trading days preceding the vesting date (which is considered a market condition), subject to the employee’s continuous employment with the Company through such vesting date. The grant-date fair value of the awards, using a Monte Carlo simulation analysis, was $0.3 million which is being recognized as expense on a straight-line basis over the employee’s requisite service period.

In March 2020, the Company granted 300,000 shares of restricted stock to an employee in conjunction with an acquisition. Of the total shares granted, 250,000 are eligible to vest based on certain performance conditions, subject to the employee's continuous employment through the applicable vesting date. The remaining 50,000 shares vest 25% annually on December 31, 2020 through 2023, subject to the employee's continuous employment through the applicable vesting date. The total grant-date fair value of the award was $4.9 million which is being recognized as expense on a

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

straight-line basis over the employee’s requisite service period subject to management’s estimation of the probability of vesting of such awards (as it relates to the performance-based awards).

In March 2020, the Company granted 323,510 shares of restricted stock to various employees. Of the total shares granted, 15,417 shares vested on the grant date, and the remaining shares vest 25% on each anniversary of the grant dates, subject to the employees’ continuous employment through the applicable vesting date. The grant-date fair value of the awards was $5.3 million, of which $0.3 million was recognized as expense on the grant date and $5.0 million is being recognized as expense on a straight-line basis over the employees’ requisite service period.

Activity related to the Company’s non-vested restricted stock grants for the nine months ended September 30, 2020 is presented below (in thousands, except per share data):

	Number of Shares of	Weighted-Average Grant Date
	Restricted Stock	Fair Value per Share
Non-vested balance at January 1, 2020	901	$5.83
Granted	2,050	$18.32
Vested	(44)	$12.04
Forfeited	(39)	$10.85
Non-vested balance at September 30, 2020	2,868	$14.54

Incentive Units

AdaptHealth Holdings granted Incentive Units in June 2019 (the 2019 Incentive Units) and in April 2018 (the 2018 Incentive Units) to certain members of management. With respect to the 2019 Incentive Units, 50% of the awards vest in equal annual installments on each of the first four anniversaries of the Vesting Commencement Date as defined in the agreements (May 20, 2019). The remaining 50% had vesting terms based upon a performance condition. In connection with the Business Combination, the vesting condition for this portion of the 2019 Incentive Units was changed to vest quarterly during the one-year period subsequent to the Closing of the Business Combination. The grant date fair value of the 2019 Incentive Units, as calculated under an Option Pricing Method, was $4.5 million, which is being recognized as expense over the employees’ requisite service period based on the vesting condition described above. In conjunction with the March 2019 Recapitalization Transactions, the vesting of certain of the 2018 Incentive Units was accelerated and all holders of the 2018 Incentive Units received an advance for future distribution, which were treated as a modification of the awards for accounting purposes. In conjunction with the Business Combination, the vesting of a majority of the unvested 2018 Incentive Units was accelerated.

(11)        Earnings Per Share

The Business Combination was accounted for as a reverse recapitalization by which AdaptHealth Holdings issued stock for the net assets of the Company accompanied by a recapitalization. Earnings per share (EPS) has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.

EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company calculates diluted earnings per share using the more dilutive of the treasury stock method and the two-class method after giving effect to all potential dilutive common stock.

The Company’s potentially dilutive securities include potential common shares related to outstanding warrants (Note 10), Contingent Consideration Shares (Note 10), unvested restricted stock and outstanding preferred stock (Note 10).

Diluted EPS considers the impact of potentially dilutive securities except when the potential common shares have an antidilutive effect. The Company’s outstanding preferred stock are considered participating securities, thus requiring the two-class method of computing EPS. Calculation of EPS under the two-class method excludes from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities. The related participating securities are similarly excluded from the denominator.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

Computations of basic and diluted earnings per share were as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator
Net income (loss) attributable to AdaptHealth Corp.	$(2,489)	$(3,686)	$1,386	$(11,570)
Less: Earnings allocated to participating securities (1) (2)	—	—	184	—
Basic and diluted earnings - Net income (loss) attributable to AdaptHealth Corp. after allocation to participating securities	$(2,489)	$(3,686)	$1,202	$(11,570)

Denominator (1)
Basic weighted-average common shares outstanding	57,372	21,721	47,986	19,130
Add: Warrants (See Note 10)	—	—	1,438	—
Add: Contingent Consideration Shares (See Note 10)	—	—	700	—
Add: Unvested restricted stock	—	—	724	—
Diluted weighted-average common shares outstanding (2)	57,372	21,721	50,848	19,130

Basic earnings (loss) per share	$(0.04)	$(0.17)	$0.03	$(0.60)
Diluted earnings (loss) per share	$(0.04)	$(0.17)	$0.02	$(0.60)

(1)	The Company's preferred stock are considered participating securities. Calculation of EPS under the two-class method excludes from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities. The related participating securities are similarly excluded from the denominator. There were participating securities outstanding for the three and nine months ended September 30, 2020. There were no participating securities outstanding for the three and nine months ended September 30, 2019.
(2)	There were no earnings allocated to the participating securities for the three months ended September 30, 2020 and the number of shares in the diluted loss per share calculation for the three months ended September 30, 2020 and the three and nine months ended September 30, 2019 are the same as the number of shares used in the basic loss per share calculation due to the net loss in those periods..

(12)        Leases

Capital Leases

The Company has acquired patient medical equipment and supplies, and office equipment through multiple capital leases. The capital lease obligations represent the present value of minimum lease payments under the respective agreement, payable monthly at various interest rates. Interest expense related to capital leases was less than $0.1 million for each of the three and nine months ended September 30, 2020, and was less than $0.1 million for each of the three and nine months ended September 30, 2019. As of September 30, 2020, future annual minimum payments required under lease obligations are as follows (in thousands):

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

Twelve months ending September 30,
2021	$19,845
2022	1,241
Total	21,086
Less amount representing interest	(218)
20,868
Current portion	(19,699)
Long-term portion	$1,169

At September 30, 2020 and December 31, 2019, equipment under capital leases consisted of patient equipment with a cost basis of $38.6 million and $39.1 million, respectively, and accumulated depreciation of approximately $11.6 million and $11.7 million, respectively. Depreciation expense for equipment purchased under capital leases is primarily included in cost of net revenue in the accompanying consolidated statements of operations.

Operating Leases

The Company leases its office facilities and office equipment under noncancelable lease agreements which expire at various dates through March 2033. Some of these lease agreements include an option to renew at the end of the term. The Company also leases certain patient medical equipment with such leases set to expire at various dates through November 2021. The Company also leases certain office facilities on a month to month basis. In some instances, the Company is also required to pay its pro rata share of real estate taxes and utility costs in connection with the premises. Some of the leases contain fixed annual increases of minimum rent. Accordingly, the Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and the amount payable under the lease as deferred rent. The deferred rent recorded in accounts payable and accrued expenses on the accompanying consolidated balance sheets at September 30, 2020 and December 31, 2019 was $1.3 million and $1.1 million, respectively. The Company recorded rent expense of $4.6 million and $2.9 million for the three months ended September 30, 2020 and 2019, respectively, and $11.9 million and $7.6 million for the nine months ended September 30, 2020 and 2019, respectively. These amounts are primarily included in cost of net revenue in the accompanying consolidated statements of operations.

The minimum annual lease commitments under noncancelable leases with initial or remaining terms in excess of one year as of September 30, 2020 are as follows (in thousands):

Twelve months ending September 30,
2021	$17,914
2022	13,945
2023	11,515
2024	9,187
2025	6,181
Thereafter	16,854
Total minimum payments required (a)	$75,596
(a)	Minimum payments have not been reduced by minimum sublease rentals of $2.1 million due in the future under noncancelable subleases.

(13)          Income Taxes

The Company is subject to U.S. federal, state, and local income taxes with respect to its allocable share of any taxable income or loss of AdaptHealth Holdings. AdaptHealth Holdings is treated as a partnership for U.S. income tax purposes and generally does not pay income taxes in most jurisdictions. Instead, AdaptHealth Holdings’ taxable income or loss is passed through to its members, including the Company. Additionally, the Company is subject to U.S. federal, state, and local income taxes on the taxable income or loss of the underlying C-corporations in the AdaptHealth group where taxes are paid at the entity level.

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

For the three months ended September 30, 2020 and 2019, the Company recorded an income tax benefit of $0.6 million and income tax expense $1.0 million, respectively. For the nine months ended September 30, 2020 and 2019, the Company recorded income tax expense of $2.3 million and $5.4 million, respectively.

As of September 30, 2020 and December 31, 2019, the Company had no uncertain tax positions that would require recognition or disclosure in the consolidated interim financial statements.

Tax Receivable Agreement

AdaptHealth Corp. is party to a Tax Receivable Agreement (TRA) with certain current and former members of AdaptHealth Holdings. The TRA provides for the payment by AdaptHealth Corp. of 85% of the tax savings, if any, that AdaptHealth Corp. realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis resulting from exchanges of New AdaptHealth Units and shares of Class B Common Stock; (ii) certain tax attributes of the corresponding sellers existing prior to an exchange; (iii) imputed interest deemed to be paid by AdapthHealth Corp. as a result of payments it makes under the TRA; and (iv) certain increases in tax basis resulting from payments AdaptHealth Corp. makes under the TRA.

During the nine months ended September 30, 2020, the Company increased its TRA liability through an aggregate $26.7 million reduction in additional-paid-in capital resulting from additional exchanges of New AdaptHealth Units and shares of Class B Common Stock. Correspondingly, during the nine months ended September 30, 2020, the Company increased its deferred tax asset by $23.0 million through an increase in additional-paid-in-capital resulting from these exchanges and other increases of AdaptHealth Corp.’s ownership interest in AdaptHealth Holdings.

At September 30, 2020 and December 31, 2019, the Company had a liability recorded relating to the TRA of approximately $38.1 million and $10.8 million, respectively, which is included in other long-term liabilities in the accompanying consolidated balance sheets.

(14)         Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. The Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount. The Company reviews at least quarterly and adjusts accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. At this time, the Company has no accrual related to lawsuits, claims, investigations and proceedings.

In connection with the Company’s acquisition of PPS HME Holdings LLC (PPS) in May 2018, the Company assumed a Corporate Integrity Agreement (CIA) at one of PPS’ subsidiaries, Braden Partners L.P. d/b/a Pacific Pulmonary Services (BP). The CIA was entered into with the Office of Inspector General of the U.S. Department of Health and Human Services (OIG). The CIA has a five-year term which expires in April 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG confirmed that the requirements of the CIA imposed upon BP would only apply to the operations of BP and therefore no operations of any other AdaptHealth affiliate are subject to the requirements of the CIA following the acquisition.

(15)        Related Party Transactions

The Company has an outstanding note payable with a principal balance of $143.5 million with an investor who also has equity ownership in the Company.

The Company and two of its executive officers and shareholders own an equity interest in a vendor of the Company that provides automated order intake software. Each individual’s equity ownership is less than 1%. The expense related to this vendor was $0.6 million and $0.6 million for the three months ended September 30, 2020 and 2019, respectively, and was $1.7 million and $1.5 million for the nine months ended September 30, 2020 and 2019,

ADAPTHEALTH CORP. AND SUBSIDIARIES

Notes to Consolidated Interim Financial Statements (Unaudited)

respectively. The Company accounts for this investment under the cost method of accounting based on its level of equity ownership.

(16)        Subsequent Events

On October 1, 2020, the Company acquired 100% of the equity interests of Pinnacle Medical Solutions, Inc. (Pinnacle). Pinnacle is primarily engaged in the business of distributing insulin pumps, insulin pump supplies, continuous glucose monitoring systems and diabetes test strips in the United States. The total consideration consisted of (i) a cash payment of $81.5 million at closing, (ii) the issuance of 1.0 million shares of the Company’s Class A Common Stock at closing, (iii) the potential issuance of up to 0.2 million shares of the Company’s Class A Common Stock in the future which were held back and subject to potential indemnification matters, and (iv) a potential contingent earnout payment of up to $15.0 million based on certain conditions after closing. The cash paid at closing included $2.6 million withheld in escrow to fund certain potential indemnification matters. As of the date the consolidated interim financial statements were available to be issued, the Company was in the process of determining the allocation of the fair value of the consideration paid to the fair value of the net assets acquired.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with AdaptHealth Corp.’s (“AdaptHealth” or the “Company”) consolidated interim financial statements and the accompanying notes included in this report. All amounts presented are in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), except as noted. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations.

AdaptHealth Corp. Overview

AdaptHealth is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. The Company focuses primarily on providing (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea (OSA), (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company services beneficiaries of Medicare, Medicaid and commercial insurance payors. As of September 30, 2020, AdaptHealth serviced over approximately 1.8 million patients annually in all 50 states through its network of 269 locations in 41 states. The Company’s principal executive offices are located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462.

Impact of the COVID-19 Pandemic

AdaptHealth’s priorities during the COVID-19 pandemic remain protecting the health and safety of its employees (including patient-facing employees providing respiratory and other services), maximizing the availability of its services and products to support patient health needs, and the operational and financial stability of its business.

In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, AdaptHealth activated certain business interruption protocols, including acquisition and distribution of personal protective equipment (PPE) to its patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of its workforce to “work-from-home” status. AdaptHealth also increased its cash liquidity by, among other things, seeking recoupable advance payments of approximately $46 million made available by CMS under the CARES Act legislation, which was received in April 2020. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. As a result of these actions, and the lack of disruption to date of its vendors’ ability to supply product despite the COVID-19 pandemic, AdaptHealth has been able to substantially maintain its operations. The U.S. Department of Health and Human Services (HHS) has indicated that the CARES Act provider relief funds are subject to ongoing reporting and changes to the terms and conditions. AdaptHealth is currently in the process of determining how much of the CARES Act provider relief funds it will be entitled to based on the terms and conditions of the program, including recent guidance issued by HHS in October 2020. To the extent that reporting requirements and terms and conditions are modified, it may affect AdaptHealth’s ability to comply and may require the return of funds. Furthermore, HHS has indicated that it will be closely monitoring and, along with the Office of Inspector General (United States) (OIG), auditing providers to ensure that recipients comply with the terms and conditions of relief programs and to prevent fraud and abuse. All providers will be subject to civil and criminal penalties for any deliberate omissions, misrepresentations or falsifications of any information given to HHS.

While the impact of the COVID-19 pandemic, the National Emergency Declaration and the various state and local government imposed stay-at-home restrictions did not have a material impact on AdaptHealth’s consolidated operating results for the three months ended March 31, 2020, AdaptHealth began to experience declines in net revenues in certain services associated with elective medical procedures (such as commencement of new CPAP services and medical equipment and orthopedic supply related to facility discharges) in the three months ended June 30, 2020, and such declines may continue during the duration of the COVID-19 pandemic. In response to these declines, as well as certain over staffing related to recent acquisitions, AdaptHealth conducted a workforce assessment and implemented a reduction in force in April 2020 resulting in the elimination of approximately 6% of its workforce. In connection with the workforce reductions, AdaptHealth incurred a one-time charge for severance and related expenses of approximately $1.6 million.

Offsetting these declines in net revenue, AdaptHealth is experiencing an increase in net revenue related to increased demand for certain respiratory products (such as oxygen), increased sales in its resupply businesses (primarily as a result of the increased ability to contact patients at home as a result of state and local government imposed stay-at-home orders) and the one-time sale of certain respiratory equipment (primarily ventilators, bi-level PAP devices and oxygen concentrators) to hospitals and local health agencies. Additionally, suspension of Medicare sequestration through December 31, 2020 (resulting in a 2% increase in Medicare payments to all providers), and recent regulatory guidance from CMS expanding telemedicine and reducing documentation requirements during the emergency period, are expected to result in increased net revenues for certain products and services.

The full extent of the impact of the COVID-19 pandemic on AdaptHealth’s business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict. For additional information on risk factors that could impact AdaptHealth’s results, please refer to “Risk Factors” in Part II, Item 1A of this Form 10-Q.

Key Components of Operating Results

Net Revenue. Net revenue is recorded for services that AdaptHealth provides to patients for home healthcare equipment, medical supplies to the home and related services. AdaptHealth’s primary service lines are (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from OSA, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. Revenues are recorded either (x) at a point in time for the sale of supplies and disposables, or (y) over the service period for equipment rental (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment), at amounts estimated to be received from patients or under reimbursement arrangements with Medicare, Medicaid and other third-party payors, including private insurers.

Cost of Net Revenue. Cost of net revenue primarily includes the cost of non-capitalized medical equipment and supplies, distribution expenses, labor costs, facilities rental costs, third-party revenue cycle management costs and depreciation for capitalized patient equipment. Distribution expenses represent the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; salaries, benefits and other costs related to drivers and dispatch personnel; and amounts paid to couriers.

General and Administrative Expenses. General and administrative expenses consist of corporate support costs including information technology, human resources, finance, contracting, legal, compliance leadership, equity-based compensation, transaction expenses and other administrative costs.

Depreciation and Amortization, Excluding Patient Equipment Depreciation. Depreciation expense includes depreciation charges for capital assets other than patient equipment (which is included as part of the cost of net revenue). Amortization expense includes amortization of identifiable intangible assets.

Factors Affecting AdaptHealth’s Operating Results

AdaptHealth’s operating results and financial performance are influenced by certain unique events during the periods discussed herein, including the following:

Acquisitions

AdaptHealth accounts for its acquisitions in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in the historical results of AdaptHealth for the periods following the closing of the acquisition. The most significant of these acquisitions impacting the comparability of AdaptHealth’s operating results for the three and nine months ended September 30, 2020 compared to the comparable prior year periods were SleepMed Therapies, Inc. (“SleepMed”) acquired in July 2019, Choice Medical Healthcare, Inc. (“Choice”) acquired in October 2019, the Patient Care Solutions business (“PCS”) acquired from McKesson Corporation in January 2020, Healthline Medical Equipment, LLC (“Healthline”) acquired in February 2020, Advanced Home Care, Inc. (“Advanced”) acquired in March 2020, Solara Medical Supplies, LLC (“Solara”) acquired in July 2020, and ActivStyle, Inc. (“ActivStyle”) acquired in July 2020. Refer to Note 3, Significant Transactions, included in our consolidated interim financial statements for the three and nine months ended September 30, 2020 included in this report for additional information regarding AdaptHealth’s acquisitions.

Debt and Recapitalization

In July 2020, AdaptHealth refinanced its debt borrowings and entered into a new credit agreement with a new bank group (the “Credit Agreement”). The Credit Agreement consists of a $250 million term loan (the “Term Loan”) and $200 million in commitments for revolving credit loans with a $15 million letter of credit sublimit (the “Revolver”), both with maturities in July 2025. The amount borrowed under the Term Loan bears interest quarterly at variable rates based upon the sum of (a) the Adjusted LIBOR Rate (subject to a floor) equal to the LIBOR (as defined in the Credit Agreement) for the applicable interest period, plus (b) an applicable margin ranging from 2.50% to 3.75% per annum based on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement).

In July 2020, AdaptHealth issued $350.0 million aggregate principal amount of 6.125% senior unsecured notes due 2028 (the “Notes”). Interest on the Notes will be payable on February 1st and August 1st of each year, beginning on February 1, 2021.

In March 2019, AdaptHealth restructured its then existing debt borrowings which consisted of $425 million in credit facilities, including a $300 million Initial Term Loan, $50 million Delayed Draw Term Loan, and $75 million Revolving Credit Facility. In addition, in March 2019, AdaptHealth entered into a Note and Unit Purchase Agreement with an investor. In connection with the agreement, membership interests in AdaptHealth Holdings were purchased for $20 million, and AdaptHealth also signed a promissory note agreement with a principal amount of $100 million (the “Promissory Note”). The transactions consummated with respect to the March 2019 debt restructuring and the Note and Unit Purchase Agreement are hereinafter referred to as the “2019 Recapitalization.” In November 2019, the Company repaid $50 million under the Initial Term Loan.

In connection with the closing of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100.0 million. In addition, the investor converted certain of its members’ equity interests to a $43.5 million promissory note. The new $100.0 million promissory note, together with the $43.5 million promissory note, are collectively referred to herein as the “New Promissory Note”. The outstanding principal balance under the New Promissory Note is due on November 8, 2029, and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum.

Seasonality

AdaptHealth’s business is somewhat sensitive to seasonal fluctuations. Its patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until meeting their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment. These factors may lead to lower net revenue and cash flow in the early part of the year versus the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. AdaptHealth’s quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Key Business Metrics

AdaptHealth focuses on net revenue, EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex as it reviews its performance. Total net revenue is comprised of net sales revenue and net revenue from fixed monthly equipment reimbursements less a provision for doubtful accounts and implicit price concessions. Net sales revenue consists of revenue recognized at a point in time for the sale of supplies and disposables. Net revenue from fixed monthly equipment reimbursements consists of revenue recognized over the service period for equipment (including, but not limited to, CPAP machines, hospital beds, wheelchairs and other equipment).

	Three Months Ended September 30,
	2020		2019
Net Revenue		Revenue		Revenue
(in thousands, except percentages)	Dollars	Percentage	Dollars	Percentage

	(Unaudited)
Net sales revenue:
Sleep	$74,655	26.2%	$59,117	43.3%
Diabetes	52,887	18.6%	—	—%
Supplies to the home	44,579	15.7%	1,966	1.4%
Respiratory	5,152	1.8%	1,397	1.0%
HME	14,998	5.3%	10,873	8.0%
Other	14,869	5.2%	9,711	7.1%
Total net sales revenue	$207,140	72.8%	$83,064	60.8%

Net revenue from fixed monthly equipment reimbursements:
Sleep	$24,971	8.8%	$20,761	15.2%
Diabetes	946	0.3%	—	—%
Respiratory	32,269	11.3%	19,646	14.4%
HME	14,256	5.0%	11,088	8.1%
Other	4,823	1.8%	1,892	1.5%
Total net revenue from fixed monthly equipment reimbursements	$77,265	27.2%	$53,387	39.2%

Total net revenue:
Sleep	$99,626	35.0%	$79,878	58.5%
Diabetes	53,833	18.9%	—	—%
Supplies to the home	44,579	15.7%	1,966	1.4%
Respiratory	37,421	13.1%	21,043	15.4%
HME	29,254	10.3%	21,961	16.1%
Other	19,692	7.0%	11,603	8.6%
Total net revenue	$284,405	100.0%	$136,451	100.0%

	Nine Months Ended September 30,
	2020		2019
Net Revenue		Revenue		Revenue
(in thousands, except percentages)	Dollars	Percentage	Dollars	Percentage

	(Unaudited)
Net sales revenue:
Sleep	$227,970	32.2%	$156,677	41.2%
Diabetes	64,566	9.1%	—	—%
Supplies to the home	100,479	14.2%	5,910	1.6%
Respiratory	26,034	3.7%	4,121	1.1%
HME	39,304	5.6%	31,598	8.3%
Other	38,725	5.5%	26,710	7.0%
Total net sales revenue	$497,078	70.3%	$225,016	59.2%

Net revenue from fixed monthly equipment reimbursements:
Sleep	$70,284	9.9%	$57,762	15.2%
Diabetes	946	0.1%	—	—%
Respiratory	88,132	12.4%	60,084	15.8%
HME	39,695	5.6%	31,533	8.3%
Other	11,825	1.7%	5,708	1.5%
Total net revenue from fixed monthly equipment reimbursements	$210,882	29.7%	$155,087	40.8%

Total net revenue:
Sleep	$298,254	42.1%	$214,439	56.4%
Diabetes	65,512	9.2%	—	—%
Supplies to the home	100,479	14.2%	5,910	1.6%
Respiratory	114,166	16.1%	64,205	16.9%
HME	78,999	11.2%	63,131	16.6%
Other	50,550	7.2%	32,418	8.5%
Total net revenue	$707,960	100.0%	$380,103	100.0%

Results of Operations

Comparison of Three Months Ended September 30, 2020 and Three Months Ended September 30, 2019.

The following table summarizes AdaptHealth’s consolidated results of operations for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
	2020		2019
		Revenue		Revenue	Increase/(Decrease)
(in thousands, except percentages)	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage

	(unaudited)
Net revenue	$284,405	100.0%	$136,451	100.0%	$147,954	108.4%
Costs and expenses:
Cost of net revenue	240,720	84.6%	114,797	84.1%	125,923	109.7%
General and administrative expenses	26,306	9.2%	12,090	8.9%	14,216	117.6%
Depreciation and amortization, excluding patient equipment depreciation	4,120	1.4%	840	0.6%	3,280	390.5%
Total costs and expenses	271,146	95.2%	127,727	93.6%	143,419	112.3%
Operating income	13,259	4.8%	8,724	6.4%	4,535	52.0%
Interest expense, net	12,406	4.4%	10,756	7.9%	1,650	15.3%
Loss on extinguishment of debt	5,316	1.9%	—	—%	5,316	NM %
Income (loss) before income taxes	(4,463)	(1.5)%	(2,032)	(1.5)%	(2,431)	119.6%
Income tax expense (benefit)	(636)	(0.2)%	1,027	0.8%	(1,663)	NM
Net income (loss)	(3,827)	(1.3)%	(3,059)	(2.3)%	(768)	25.1%
Income (loss) attributable to noncontrolling interests	(1,338)	(0.5)%	627	0.5%	(1,965)	(313.4)%
Net income (loss) attributable to AdaptHealth Corp.	$(2,489)	(0.8)%	$(3,686)	(2.8)%	$1,197	(32.5)%

Net Revenue. Net revenue for the three months ended September 30, 2020 was $284.4 million compared to $136.5 million for the three months ended September 30, 2019, an increase of $147.9 million or 108.4%. The increase in net revenue was driven primarily by (i) acquisitions, which increased net revenue by $146.2 million, (ii) organic growth resulting from stronger CPAP resupply sales and demographic growth in core markets, and (iii) net revenue of approximately $4.3 million from referral partners and healthcare facilities in support of their urgent needs for ventilation and oxygen equipment for COVID-19 patients. These increases were partially offset by a decrease in net revenue from reduced demand for certain products that are related to elective medical services which is attributable to the coronavirus pandemic, such as CPAP new starts, orthotics, and certain other HME products, and this trend is expected to remain while the coronavirus crisis continues. However, the Company’s CPAP resupply and other supplies business remains healthy, as most patients for that business are in their homes and can be easily contacted to refresh their supplies. Additionally, the coronavirus pandemic has led to an increased demand for respiratory equipment including ventilators and oxygen concentrators.

For the three months ended September 30, 2020, sales revenue (recognized at a point in time) comprised 73% of total net revenue, compared to 61% of total net revenue for the three months ended September 30, 2019. The increase in sales revenue was driven primarily by the PCS, Solara and ActivStyle acquisitions, which are supplies businesses, as well as the Choice acquisition which is primarily a CPAP resupply business. For the three months ended September 30, 2020, revenue from fixed monthly equipment reimbursements comprised 27% of total net revenue, compared to 39% of total net revenue for the three months ended September 30, 2019.

Cost of Net Revenue.

The following table summarizes cost of net revenue for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
	2020		2019
		Revenue		Revenue	Increase/(Decrease)
(in thousands, except percentages)	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage

	(unaudited)
Costs of net revenue:
Cost of products and supplies	$117,249	41.2%	$41,395	30.3%	$75,854	183.2%
Salaries, labor and benefits	69,479	24.4%	39,399	28.9%	30,080	76.3%
Patient equipment depreciation	18,627	6.5%	16,030	11.7%	2,597	16.2%
Rent and occupancy	6,053	2.1%	3,501	2.6%	2,552	72.9%
Other operating expenses	26,416	9.3%	14,287	10.5%	12,129	84.9%
Transaction costs	280	0.1%	—	—%	280	NM %
Equity-based compensation	1,757	0.6%	—	—%	1,757	NM %
Severance	859	0.3%	22	—%	837	NM %
Other non-recurring (income) expenses	—	—%	163	0.1%	(163)	NM %
Total cost of net revenue	$240,720	84.5%	$114,797	84.1%	$125,923	109.7%

Cost of net revenue for the three months ended September 30, 2020 was $240.7 million compared to $114.8 million for the three months ended September 30, 2019, an increase of $125.9 million or 109.7%, which is primarily related to acquisition growth. Costs of products and supplies increased by $75.9 million, primarily as a result of acquisition growth, increased CPAP resupply sales, and expenses associated with the coronavirus pandemic, including increased personal protective equipment purchases. Salaries, labor and benefits increased by $30.1 million primarily related to acquisition growth and increased headcount. The increase in rent and occupancy, other operating expenses, transaction costs and equity-based compensation is related to acquisition growth, primarily from the PCS, Solara and ActivStyle acquisitions.

Cost of net revenue was 84.5% of net revenue for the three months ended September 30, 2020 compared to 84.1% for the three months ended September 30, 2019. The cost of products and supplies was 41.2% of net revenue in the 2020 period compared to 30.3% in the 2019 period, while patient equipment depreciation was 6.5% of net revenue in the 2020 period compared to 11.7% in the 2019 period. These changes are the result of a change in product mix as sales revenue was higher in the 2020 period compared to the 2019 period, primarily from the PCS, Solara and ActivStyle acquisitions.

General and Administrative Expenses. General and administrative expenses for the three months ended September 30, 2020 were $26.3 million compared to $12.1 million for the three months ended September 30, 2019, an increase of $14.2 million or 117.6%. This increase is primarily due to higher labor costs associated with increased headcount, higher professional fees and other transaction costs related to acquisition growth, higher information technology related expenses, higher equity-based compensation expense and incremental costs associated with operating as a public company. General and administrative expenses as a percentage of net revenue was 9.2% for the three months ended September 30, 2020, compared to 8.9% for the three months ended September 30, 2019. General and administrative expenses during the three months ended September 30, 2020 included $3.7 million in equity-based compensation expense, $9.9 million in transaction costs, and $0.1 million in severance expenses. General and administrative expenses for the three months ended September 30, 2019 included $0.4 million in equity-based compensation expense and $5.1 million in transaction costs. Excluding the impact of these charges, general and administrative expenses as a percentage of net revenue was 4.4% and 4.8% for the three months ended September 30, 2020 and 2019, respectively.

Depreciation and amortization, excluding patient equipment depreciation. Depreciation and amortization, excluding patient equipment depreciation, for the three months ended September 30, 2020 was $4.1 million compared to $0.8 million for the three months ended September 30, 2019, an increase of $3.3 million. The increase was primarily related to amortization expense of $2.7 million related to identifiable intangible assets.

Interest Expense. Interest expense for the three months ended September 30, 2020 was $12.4 million compared to $10.8 million for the three months ended September 30, 2019. Interest expense on long-term debt was higher in the 2020 period as a result of higher long-term debt obligations outstanding during that period. This increase was partially offset by non-cash interest expense representing the change in fair value of the Company’s interest rate swap agreements of $2.9 million recorded during the three months ended September 30, 2019; such amount would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, the Company designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income (loss) in equity rather than interest expense. As such, there was no non-cash interest expense related to the change in fair value of the Company’s interest rate swap agreements during the three months ended September 30, 2020.

Loss on Extinguishment of Debt. Loss on extinguishment of debt for the three months ended September 30, 2020 was $5.3 million which was a result of the write-off of deferred financing costs related to AdaptHealth refinancing its credit facility in July 2020. There were no such amounts during the three months ended September 30, 2019.

Income Tax Benefit/Expense. Income tax benefit for the three months ended September 30, 2020 was $0.6 million compared to income tax expense of $1.0 million for the three months ended September 30, 2019. The benefit recorded in the 2020 period compared to expense in the 2019 period was primarily related to decreased pre-tax income associated with the tax paying entities.

Comparison of Nine Months Ended September 30, 2020 and Nine Months Ended September 30, 2019.

The following table summarizes AdaptHealth’s consolidated results of operations for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020		2019
		Revenue		Revenue	Increase/(Decrease)
(in thousands, except percentages)	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage

	(unaudited)
Net revenue	$707,960	100.0%	$380,103	100.0%	$327,857	86.3%
Costs and expenses:
Cost of net revenue	604,777	85.4%	317,174	83.4%	287,603	90.7%
General and administrative expenses	57,745	8.2%	31,508	8.3%	26,237	83.3%
Depreciation and amortization, excluding patient equipment depreciation	6,398	0.9%	2,439	0.6%	3,959	162.3%
Total costs and expenses	668,920	94.5%	351,121	92.3%	317,799	90.5%
Operating income	39,040	5.5%	28,982	7.7%	10,058	34.7%
Interest expense, net	27,826	3.9%	31,651	8.3%	(3,825)	(12.1)%
Loss on extinguishment of debt	5,316	0.8%	2,121	0.6%	3,195	NM %
Income (loss) before income taxes	5,898	0.8%	(4,790)	(1.2)%	10,688	(223.1)%
Income tax expense (benefit)	2,290	0.3%	5,444	1.4%	(3,154)	NM
Net income (loss)	3,608	0.5%	(10,234)	(2.6)%	13,842	(135.3)%
Income (loss) attributable to noncontrolling interests	2,222	0.3%	1,336	0.4%	886	66.3%
Net income (loss) attributable to AdaptHealth Corp.	$1,386	0.2%	$(11,570)	(3.0)%	$12,956	(112.0)%

Net Revenue. Net revenue for the nine months ended September 30, 2020 was $708.0 million compared to $380.1 million for the nine months ended September 30, 2019, an increase of $327.9 million or 86.3%. The increase in net revenue was driven primarily by (i) acquisitions, which increased net revenue by $285.0 million, (ii) organic growth resulting from stronger CPAP resupply sales and demographic growth in core markets, and (iii) net revenue of approximately $33.9 million from referral partners and healthcare facilities in support of their urgent needs for ventilation and oxygen equipment for COVID-19 patients. These increases were partially offset by a decrease in net revenue from reduced demand for certain products that are related to elective medical services which is attributable to the coronavirus pandemic, such as CPAP new starts, orthotics, and certain other HME products, and this trend is expected to remain while the coronavirus crisis continues. However, the Company’s CPAP resupply and other supplies business remains healthy, as most patients for that business are in their homes and can be easily contacted to refresh their supplies. Additionally, the coronavirus pandemic has led to an increased demand for respiratory equipment including ventilators and oxygen concentrators.

For the nine months ended September 30, 2020, sales revenue (recognized at a point in time) comprised 70% of total net revenue, compared to 59% of total net revenue for the nine months ended September 30, 2019. The increase in sales revenue was driven primarily by the PCS, Solara and ActivStyle acquisitions, which are supplies business, as well as the SleepMed and Choice acquisitions which are primarily CPAP resupply businesses. For the nine months ended September 30, 2020, revenue from fixed monthly equipment reimbursements comprised 30% of total net revenue, compared to 41% of total net revenue for the nine months ended September 30, 2019.

Cost of Net Revenue.

The following table summarizes cost of net revenue for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020		2019
		Revenue		Revenue	Increase/(Decrease)
(in thousands, except percentages)	Dollars	Percentage	Dollars	Percentage	Dollars	Percentage

	(unaudited)
Costs of net revenue:
Cost of products and supplies	$283,355	40.0%	$111,776	29.4%	$171,579	153.5%
Salaries, labor and benefits	182,595	25.8%	111,708	29.4%	70,887	63.5%
Patient equipment depreciation	51,463	7.3%	42,637	11.2%	8,826	20.7%
Rent and occupancy	15,772	2.2%	9,949	2.6%	5,823	58.5%
Other operating expenses	65,592	9.3%	39,881	10.5%	25,711	64.5%
Transaction costs	1,135	0.2%	—	—%	1,135	NM %
Equity-based compensation	3,960	0.6%	—	—%	3,960	NM %
Severance	2,896	0.4%	649	0.2%	2,247	346.2%
Other non-recurring (income) expenses	(1,991)	(0.3)%	574	0.1%	(2,565)	NM %
Total cost of net revenue	$604,777	85.5%	$317,174	83.4%	$287,603	90.7%

Cost of net revenue for the nine months ended September 30, 2020 was $604.8 million compared to $317.2 million for the nine months ended September 30, 2019, an increase of $287.6 million or 90.7%, which is primarily related to acquisition growth. Costs of products and supplies increased by $171.6 million primarily as a result of acquisition growth, increased CPAP resupply sales, and expenses associated with the coronavirus pandemic, including increased personal protective equipment purchases. Salaries, labor and benefits increased by $70.9 million primarily related to acquisition growth and increased headcount. The increase in rent and occupancy, other operating expenses, transaction costs and equity-based compensation is related to acquisition growth, primarily from the PCS, Solara and ActivStyle acquisitions. Cost of net revenue during the nine months ended September 30, 2020 included a reduction to expense of $2.0 million, consisting of $2.9 million of reductions in the fair value of contingent consideration liabilities related to acquisitions, a gain of $0.6 million related to the sale of an investment, offset by a $1.5 million expense related to the PCS Transition Services Agreement.

Cost of net revenue was 85.5% of net revenue for the nine months ended September 30, 2020 compared to 83.4% for the nine months ended September 30, 2019. The cost of products and supplies was 40.0% of net revenue in the 2020 period compared to 29.4% in the 2019 period, while patient equipment depreciation was 7.3% of net revenue in the 2020 period compared to 11.2% in the 2019 period. These changes are the result of a change in product mix as sales revenue was higher in the 2020 period compared to the 2019 period, primarily from the PCS, Solara and ActivStyle acquisitions.

General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2020 were $57.7 million compared to $31.5 million for the nine months ended September 30, 2019, an increase of $26.2 million or 83.3%. This increase is primarily due to higher labor costs associated with increased headcount, higher professional fees and other transaction costs related to acquisition growth, higher information technology related expenses, higher equity-based compensation expense and incremental costs associated with operating as a public company. General and administrative expenses as a percentage of net revenue was 8.2% for the nine months ended September 30, 2020, compared to 8.3% for the nine months ended September 30, 2019. General and administrative expenses during the nine months ended September 30, 2020 included $7.0 million in equity-based compensation expense, $15.5 million in transaction costs, and $0.3 million in severance expenses. General and administrative expenses for the nine months ended September 30, 2019 included $5.8 million in equity-based compensation expense, $7.8 million in transaction costs and $0.1 million in severance expenses. Excluding the impact of these charges, general and administrative expenses as a percentage of net revenue was 4.9% and 4.7% for the nine months ended September 30, 2020 and 2019, respectively.

Depreciation and amortization, excluding patient equipment depreciation. Depreciation and amortization, excluding patient equipment depreciation, for the nine months ended September 30, 2020 was $6.4 million compared to $2.4 million for the nine months ended September 30, 2019, an increase of $4.0 million. The increase was primarily related to amortization expense of $2.7 million related to identifiable intangible assets.

Interest Expense. Interest expense for the nine months ended September 30, 2020 was $27.8 million compared to $31.7 million for the nine months ended September 30 2019. Interest expense on long-term debt was higher in the 2020 period as a result of higher long-term debt obligations outstanding during that period. The overall higher interest expense in the 2019 period is primarily related to non-cash interest expense representing the change in fair value of the Company’s interest rate swap agreements of $12.3 million recorded during the nine months ended September 30, 2019; such amount would only be paid out if the interest rate swap agreements were terminated. On August 22, 2019, AdaptHealth designated its swaps as effective cash flow hedges. Accordingly, subsequent to August 22, 2019, changes in the fair value of its interest rate swaps are recorded as a component of other comprehensive income (loss) in equity rather than interest expense. As such, there was no non-cash interest expense related to changes in the fair value of the Company’s interest rate swap agreements during the nine months ended September 30, 2020.

Loss on Extinguishment of Debt. Loss on extinguishment of debt for the nine months ended September 30, 2020 was $5.3 million which was a result of the write-off of deferred financing costs related to AdaptHealth refinancing its credit facility in July 2020. Loss on extinguishment of debt for the nine months ended September 30, 2019 was $2.1 million which was a result of the write-off of deferred financing costs related to the 2019 Recapitalization.

Income Tax Expense. Income tax expense for the nine months ended September 30, 2020 was $2.3 million compared to $5.4 million for the nine months ended September 30, 2019. The decrease in income tax expense was primarily related to decreased pre-tax income associated with the tax paying entities.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex

Adjusted EBITDA was $53.2 million for the three months ended September 30, 2020 compared to $31.7 million for the three months ended September 30, 2019.

Adjusted EBITDA less Patient Equipment Capex was $35.9 million for the three months ended September 30, 2020 compared to $18.7 million for the three months ended September 30, 2019.

Adjusted EBITDA was $126.3 million for the nine months ended September 30, 2020 compared to $89.4 million for the nine months ended September 30, 2019.

Adjusted EBITDA less Patient Equipment Capex was $84.0 million for the nine months ended September 30, 2020 compared to $53.8 million for the nine months ended September 30, 2019.

AdaptHealth uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, AdaptHealth’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation and amortization.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, and similar items of expense (income).

AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

AdaptHealth believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating AdaptHealth’s financial performance. AdaptHealth’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates. AdaptHealth uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, AdaptHealth’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of AdaptHealth’s liquidity.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019

			(Unaudited)
Net income (loss) attributable to AdaptHealth Corp.	$(2,489)	$(3,686)	$1,386	$(11,570)
Income (loss) attributable to noncontrolling interests	(1,338)	627	2,222	1,336
Interest expense excluding change in fair value of interest rate swaps	12,406	7,834	27,826	19,292
Interest expense - change in fair value of interest rate swaps	—	2,922	—	12,359
Income tax (benefit) expense	(636)	1,027	2,290	5,444
Depreciation and amortization, including patient equipment depreciation	22,747	16,871	57,861	45,077
EBITDA	30,690	25,595	91,585	71,938
Loss on extinguishment of debt (a)	5,316	—	5,316	2,121
Equity-based compensation expense (b)	5,502	400	10,969	5,806
Transaction costs (c)	10,213	5,282	16,612	8,232
Severance (d)	921	33	3,245	721
Other non-recurring (income) expense (e)	518	346	(1,473)	534
Adjusted EBITDA	53,160	31,656	126,254	89,352
Less: Patient equipment capex (f)	(17,248)	(12,941)	(42,283)	(35,589)
Adjusted EBITDA less Patient Equipment Capex	$35,912	$18,715	$83,971	$53,763

(a)	Represents write offs of deferred financing costs related to refinancing of debt.
(b)	Represents amortization of equity-based compensation to employees and non-employee directors. The higher expense in the 2020 periods is due to a full quarter and year-to-date expense for awards granted in late 2019, and overall increased equity-compensation grant activity in 2020. The 2019 year-to-date period includes expense resulting from accelerated vesting and modification of certain awards in that period.
(c)	Represents transaction costs related to acquisitions and the 2019 Recapitalization.
(d)	Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.
(e)	The nine months ended September 30, 2020 includes $2.9 million of reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement and $0.5 million of other non-recurring expenses.
(f)	Represents the value of the patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Liquidity and Capital Resources

AdaptHealth’s principal sources of liquidity are its operating cash flows, borrowings under its credit agreements and other debt arrangements, and proceeds from equity issuances. AdaptHealth has used these funds to meet its capital requirements, which consist of salaries, labor, benefits and other employee-related costs, product and supply costs, third-party customer service, billing and collections and logistics costs, capital expenditures including patient equipment, acquisitions and debt service. AdaptHealth’s future capital expenditure requirements will depend on many factors, including its patient volume and revenue growth rates.

AdaptHealth’s capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment service period and during initial patient set up.

AdaptHealth may be required to seek additional equity or debt financing in connection with its business growth. In addition, the COVID-19 pandemic has caused disruption in the capital markets, which could make financing more difficult and/or expensive. In the event that additional financing is required from outside sources, AdaptHealth may not be able to raise it on acceptable terms or at all. If additional capital is unavailable when desired, AdaptHealth’s business, results of operations, and financial condition would be materially and adversely affected.

AdaptHealth believes that its expected operating cash flows, together with its existing cash, cash equivalents, and amounts available under its credit agreement, will continue to be sufficient to fund its operations and growth strategies for at least the next 12 months.

As of September 30, 2020, AdaptHealth had $272.3 million of cash and cash equivalents. To supplement its cash liquidity, in April 2020, AdaptHealth received recoupable advance payments of $45.8 million which were made available by CMS under the CARES Act. The recoupment of such amount by CMS is expected to begin during 2021 and will be applied to services provided and revenue recognized during the period in which the recoupment occurs. In addition, in April 2020, AdaptHealth received distributions of the CARES Act provider relief funds of $17.2 million which are targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. AdaptHealth is currently in the process of determining how much of the CARES Act provider relief funds it will be entitled to based on the terms and conditions of the program, including recent guidance issued by the U.S. Department of Health and Human Services in October 2020. In addition, in connection with an acquisition during the three months ended September 30, 2020, AdaptHealth assumed liabilities of $3.7 million and $1.1 million relating to funds previously received by the acquired company for CMS recoupable advance payments and the CARES Act provider relief funds, respectively. The total of the CMS recoupable advance payments and the CARES Act provider relief funds of $67.8 million is included in other current liabilities in the consolidated balance sheets as of September 30, 2020. In March 2020, AdaptHealth borrowed $20.0 million under its then existing credit facility as a precaution in light of the COVID-19 pandemic and such amount was repaid in April 2020. Also, as permitted under the CARES Act, AdaptHealth has elected to defer certain portions of employer-paid FICA taxes otherwise payable from March 27, 2020 to January 1, 2021, which will be paid in two equal installments on December 31, 2021 and December 31, 2022. The amount deferred at September 30, 2020 of $5.8 million is included in other long-term liabilities in the consolidated balance sheets as of September 30, 2020.

At September 30, 2020, AdaptHealth had $250 million outstanding under its credit facility. In July 2020, AdaptHealth refinanced its debt borrowings and entered into a new credit agreement with a new bank group. The Credit Agreement consists of a $250 million term loan and $200 million in commitments for revolving credit loans with a $15 million letter of credit sublimit, both with maturities in July 2025. The borrowing under the Term Loan requires quarterly principal repayments of $1.6 million beginning September 30, 2020 through June 30, 2022, increasing to $3.1 million beginning September 30, 2022 through June 30, 2025, and the unpaid principal balance is due at maturity. No amounts have been borrowed under the Revolver. Borrowings under the Revolver may be used for working capital and other general corporate purposes, including for capital expenditures and acquisitions permitted under the Credit Agreement. The amount borrowed under the Term Loan bears interest quarterly at variable rates based upon the sum of (a) the Adjusted LIBOR Rate (subject to a floor) equal to the LIBOR (as defined in the Credit Agreement) for the applicable interest period, plus (b) an applicable margin ranging from 2.50% to 3.75% per annum based on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement). The Revolver carries a commitment fee during the term of the Credit Agreement ranging from 0.25% to 0.50% per annum of the average daily undrawn portion of the Revolver based on the Consolidated Total Leverage Ratio.

Under the Credit Agreement, AdaptHealth is subject to several restrictive covenants that, among other things, impose operating and financial restrictions on AdaptHealth. Financial covenants include a Consolidated Total Leverage Ratio and a Consolidated Fixed Charge Coverage Ratio, as defined in the Credit Agreement. The Credit Agreement also contains certain customary events of default, including, among other things, failure to make payments when due thereunder, failure to observe or perform certain covenants, and non-compliance with healthcare laws. Any borrowing under the Credit Agreement may be repaid, in whole or in part, at any time and from time to time without premium or penalty, other than customary breakage costs, and any amounts repaid may be reborrowed. Mandatory prepayments are required in connection with the disposition of assets to the extent not reinvested, unpermitted debt transactions, and excess cash flow, as defined in the Credit Agreement, if certain leverage tests are not met. AdaptHealth was in compliance with all debt covenants as of September 30, 2020.

In July 2020, the Company issued $350.0 million aggregate principal amount of 6.125% senior unsecured notes due 2028 and received proceeds of $343.9 million. The discount on the Notes of $6.1 million is being amortized over the term of the related debt. The Notes will mature on August 1, 2028. Interest on the Notes are payable on February 1st and August 1st of each year, beginning on February 1, 2021. The Notes are redeemable at the Company’s option, in whole or in part, at any time on or after August 1, 2023, and the redemption price for the Notes if redeemed during the 12 months beginning (i) August 1, 2023 is 103.063%, (ii) August 1, 2024 is 102.042%, (iii) August 1, 2025 is 101.021% and (iv) August 1, 2026 and thereafter is 100.000%, in each case together with accrued and unpaid interest. The Company may also redeem some or all of the Notes before August 1, 2023 at a redemption price of 100% of the principal amount of the Notes, plus a “make-whole” premium, together with accrued and unpaid interest. In addition, the Company may redeem up to 40% of the original aggregate principal amount of the Notes before August 1, 2023 with the proceeds from certain equity offerings at a redemption price equal to 106.125% of the principal amount of the Notes, together with accrued and unpaid interest. Furthermore, the Company may be required to make an offer to purchase the Notes upon the sale of certain assets or upon specific kinds of changes of control.

In July 2020, AdaptHealth issued 9.2 million shares of Class A Common Stock at a price of $15.50 per share pursuant to an underwritten public offering and received gross proceeds of $142.6 million. In addition, in July 2020, AdaptHealth received gross proceeds of $190.0 million in connection with the sale of 10.9 million shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock, and also received gross proceeds of $35.0 million in connection with the sale of 35,000 shares of Series B-2 Preferred Stock, pursuant to a private placement transaction.

In March 2019, AdaptHealth signed a Note and Unit Purchase Agreement with an investor. Pursuant to the agreement, AdaptHealth signed a promissory note agreement with a principal amount of $100.0 million. In November 2019, in connection with the transactions completed as part of the Business Combination, the Promissory Note was replaced with a new amended and restated promissory note with a principal amount of $100.0 million, and the investor converted certain of its members’ equity interests to a $43.5 million promissory note. The outstanding principal balance under the New Promissory Note is due on the tenth anniversary of the closing date of the Business Combination and bears interest at the following rates (a) for the period starting on the closing date and ending on the seventh anniversary, a rate of 12% per annum, and (b) for the period starting on the day after the seventh anniversary of the closing date and ending on the maturity date, a rate equal to the greater of (i) 15% per annum or (ii) the twelve-month LIBOR plus 12% per annum. The interest under the New Promissory Note is required to be paid in cash. At any time following September 20, 2021, AdaptHealth may prepay, in whole (but not in part), the outstanding principal amount, together with all accrued and unpaid interest thereon. If AdaptHealth elects to prepay the New Promissory Note prior to September 21, 2023, then the amount due and payable shall be subject to a make-whole premium equal to a percentage of the total amount of outstanding principal and accrued interest through the date of such prepayment. The make-whole premium percentage during the period from September 21, 2021 through September 20, 2022 is 10%, and from September 21, 2022 through September 20, 2023 is 5%. In addition, if AdaptHealth desires to consummate any Qualified Acquisition (as defined in the New Promissory Note) without the consent of the investor, AdaptHealth may proceed with such acquisition if the New Promissory Note is prepaid at the closing of such acquisition. If such acquisition occurs prior to September 21, 2023, then the amount due and payable shall be subject to a make-whole premium equal to a percentage of the total amount of outstanding principal and accrued interest through the date of such prepayment. The make-whole premium percentage during the period from September 21, 2020 through September 20, 2021 is 15%, from September 21, 2021 through September 20, 2022 is 10%, and from September 21, 2022 through September 20, 2023 is 5%. Further, if a Sale of the Company (as defined in the New Promissory Note) occurs prior to the maturity date, then, effective immediately prior to and contingent upon the consummation of such transaction, the outstanding principal, together with all accrued and unpaid interest, shall be due and payable. If such transaction occurs prior to September 21, 2023, then the amount due and payable shall be subject to a make-whole premium equal to a percentage of the total amount of outstanding principal and accrued interest through the date of such prepayment. The make-whole premium percentage during the period from November 8, 2019 through September 20, 2022 is 10%, and from September 21, 2022 through September 20, 2023 is 5%.

In May 2020, AdaptHealth and the investor in the New Promissory Note entered into a Put/Call Option and Consent Agreement, pursuant to which certain put and call rights were granted to the parties with respect to shares of

Class A Common Stock and Consideration Units held by the investor. Pursuant to the Put/Call Agreement, during the period from the closing of AdaptHealth’s acquisition of Solara to October 31, 2020, which was subsequently extended to December 31, 2020 pursuant to an amendment to the Put/Call Agreement executed by the parties on October 16, 2020 (the “Option Period”), the investor may require AdaptHealth to purchase up to 1,898,967 shares of Class A Common Stock and/or Consideration Units held by the investor (such shares of Class A Common Stock and Consideration Units, collectively, “Interests”) at a price per share of Class A Common Stock or per Consideration Unit equal to the greater of (x) $14.50 and (y) 85% of the 30-day volume-weighted average price per share of AdaptHealth’s Class A Common Stock on the date the exercise notice is delivered. During the Option Period, AdaptHealth may also require the investor to sell up to 1,898,967 of the Interests held by the investor to AdaptHealth at a price per share of Class A Common Stock or per Consideration Unit of $15.76. In addition, under the Put/Call Agreement, the investor waived certain consent rights under New Promissory Note, and AdaptHealth irrevocably agreed to pay all PIK interest payable under the New Promissory Note following the closing of the acquisition of Solara in cash rather than through an increase in the principal amount of the notes.

At September 30, 2020 and December 31, 2019, AdaptHealth had working capital of $169.6 million and $30.5 million, respectively. A significant portion of AdaptHealth’s assets consists of accounts receivable from third-party payors that are responsible for payment for the equipment and the services that AdaptHealth provides.

Cash Flow. The following table presents selected data from AdaptHealth’s consolidated statement of cash flows for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
(in thousands)	2020	2019

	(unaudited)
Net cash provided by operating activities	$145,287	$43,174
Net cash used in investing activities	(627,097)	(62,399)
Net cash provided by financing activities	677,250	2,862
Net increase (decrease) in cash and cash equivalents	195,440	(16,363)
Cash and cash equivalents at beginning of period	76,878	25,186
Cash and cash equivalents at end of period	$272,318	$8,823

Net cash provided by operating activities for the nine months ended September 30, 2020 was $145.3 million compared to $43.2 million for the nine months ended September 30, 2019, an increase of $102.1 million. The increase was the result of (1) a $13.8 million improvement in net income (loss), (2) a net increase of $1.2 million in non-cash charges primarily from depreciation, amortization, non-cash interest expense relating to the Company’s interest rate swaps, equity-based compensation expense, write-off of deferred financing costs, and changes in fair value of contingent consideration, (3) a $1.0 million payment of contingent consideration, (4) receipt of $45.8 million of recoupable advanced payments from CMS in connection with the CARES Act, (5) receipt of $17.2 million pursuant to the CARES Act provider relief funds, and (6) a net $25.1 million increase in cash resulting from the change in operating assets and liabilities, primarily resulting from the change in accounts receivable and accounts payable and accrued expenses for the period.

Net cash used in investing activities for the nine months ended September 30, 2020 was $627.1 million compared to $62.4 million for the nine months ended September 30, 2019. The use of funds in the nine months ended September 30, 2020 consisted of $605.3 million for business acquisitions, primarily from the Solara, ActivStyle and Advanced acquisitions, $22.8 million for equipment and other fixed asset purchases, $1.0 million for the purchase of cost-method investments, offset by $2.0 million of cash proceeds from the sale of an investment. The use of funds in the nine months ended September 30, 2019 consisted of $47.9 million for acquisitions, primarily from the Gould’s and SleepMed acquisitions, and $14.5 million for equipment and other fixed asset purchases.

Net cash provided by financing activities for the nine months ended September 30, 2020 was $677.3 million compared to net cash provided by financing activities of $2.9 million for the nine months ended September 30, 2019. Net cash provided by financing activities for the nine months ended September 30, 2020 consisted of proceeds of $536.3 million from borrowings on long-term debt and lines of credit, proceeds of $343.9 million from the issuance of the Notes, proceeds of $225.0 million from the sale of shares of Class A Common Stock and Preferred Stock in connection with private placement transactions, proceeds of $142.6 million from the issuance of shares of Class A Common Stock in connection with a public underwritten offering, and proceeds of $24.5 million from the exercise of warrants, offset by total repayments of $575.3 million on long-term debt and capital lease obligations, payments of $11.2 million for equity issuance costs, payments of $6.8 million for debt issuance costs, distributions to noncontrolling interests of $0.8 million, a $0.7 million payment of deferred purchase price in connection with an acquisition, and a $0.2 million payment of contingent consideration. For the nine months ended September 30, 2019, net cash used in financing activities was primarily related to the 2019 Recapitalization, and consisted of proceeds of $345.5 million of borrowings from long-term debt and lines of credit, $20.0 million of proceeds from the sale of members’ interests, and proceeds of $100.0 million from the issuance of a note payable, offset by total repayments of $184.8 million on long-term debt, lines of credit and capital lease obligations, payments of $9.0 million for debt financing costs, payments of $0.8 million for equity issuance costs, payment of $3.7 million for the redemption of members’ interests, payment of $13.0 million for contingent consideration in connection with an acquisition, distributions to members of $250.0 million and payments to noncontrolling interests of $1.3 million.

Critical Accounting Policies and Significant Estimates

The discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the Company’s consolidated financial statements requires its management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. The Company’s management bases its estimates, assumptions and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Different assumptions and judgments would change the estimates used in the preparation of the Company’s consolidated financial statements which, in turn, could change the results from those reported. In addition, actual results may differ from these estimates and such differences could be material to the Company’s financial position and results of operations.

Critical accounting policies and significant estimates are those that the Company’s management considers the most important to the portrayal of the Company’s financial condition and results of operations because they require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s critical accounting policies and significant estimates in relation to its consolidated financial statements include those related to revenue recognition, accounts receivable, business combinations, and goodwill valuation. There have been no material changes in the Company’s critical accounting policies as compared to the critical accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Recent Accounting Pronouncements

Recently issued accounting pronouncements that may be relevant to the Company’s operations but have not yet been adopted are outlined in Note 1 (g), Recently Issued Accounting Pronouncements, to its consolidated interim financial statements included elsewhere in this report.

Off-Balance Sheet Arrangements

As of September 30, 2020, the Company did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business that cover a wide range of matters. The Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company’s management believes any liability that may ultimately result from its resolution will not have a material adverse effect on the Company’s financial conditions or results of operations.

Other contingencies arising in the normal course of business relate to acquisitions and the related contingent purchase prices and deferred payments.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

This item is not applicable to smaller reporting companies.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the fiscal quarter ended September 30, 2020. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, during the period covered by this Quarterly Report, our disclosure controls and procedures were not effective due to two material weaknesses in internal control over financial reporting relating to (1) the timeliness of our review controls over non-routine transactions that was disclosed in Part II, Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “2019 Annual Report”) (the “Non-routine Transaction Material Weakness”) and (2) the design and maintenance of certain information technology (“IT”) general controls for certain information systems and applications that are relevant to the preparation of the financial statements that was disclosed in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 (the “IT Material Weakness”). Notwithstanding the identified material weaknesses, management, including our principal executive officer and principal financial officer, believes the consolidated financial statements included in this Quarterly Report on Form 10-Q fairly represent in all material respects our financial condition, results of operations and cash flows at and for the periods presented in accordance with U.S. GAAP.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Material Weakness Remediation

With respect to the Non-routine Transaction Material Weakness, management continues to be actively engaged to take steps to remediate such material weakness, including (1) implementing processes to improve overall efficiency and accuracy of accounting and (2) hiring dedicated and experienced technical resources (including the hiring of a new Chief Accounting Officer and engaging a third-party consultant to assist management) to strengthen its corporate oversight over financial reporting and controls associated with complex accounting matters. While we have made significant progress, this material weakness cannot be considered remediated until the enhanced controls have operated effectively for a sufficient period of time.

With respect to the IT Material Weakness, specifically, we did not maintain user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel. As a result, process-level controls that are dependent upon information derived from these IT applications, programs, and data are also determined to be ineffective. We have commenced the remediation of this material weakness, by hiring dedicated and experienced information technology technical resources, modifying system access rights to re-assign privileged access rights to non-business user IT personnel and limit the use of generic ID’s, particularly in instances where those ID’s possess privileged access rights, and implementing routine reviews of user system access and user re-certifications.

Changes in Internal Control over Financial Reporting

Except with respect to the changes in connection with the implementation of the initiatives to remediate the material weaknesses noted above, there were no changes in the Company’s internal control over financial reporting that occurred during the fiscal quarter ended September 30, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. We have not experienced any material impact to our internal controls over financial reporting despite the fact that many of our employees are working remotely due to the COVID-19 pandemic. We are continually monitoring and assessing the COVID-19 situation on our internal controls to minimize the impact on their design and operating effectiveness.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

AdaptHealth is involved in investigations, claims, lawsuits and other proceedings arising in the ordinary course of its business. These matters involve personnel and employment issues, regulatory matters, personal injury, contract and other proceedings arising in the ordinary course of business, which have not resulted in any material losses to date. Although AdaptHealth does not expect the outcome of these proceedings will have a material adverse effect on its financial condition or results of operations, such matters are inherently unpredictable. Therefore, AdaptHealth could incur judgments or enter into settlements or claims that could materially impact its financial condition or results of operations.

In addition, on July 25, 2017, AdaptHealth Holdings was served with a subpoena by the U.S. Attorney’s Office for the United States District Court for the Eastern District of Pennsylvania (“EDPA”) pursuant to 18 U.S.C. §3486 to produce certain audit records and internal communications regarding ventilator billing. The investigation appears to be focused on billing practices regarding one payor that contracted for bundled payments for certain ventilators. AdaptHealth Holdings has cooperated with investigators and, through agreement with the EDPA, has submitted all information requested. An independent third party was retained by AdaptHealth Holdings that identified overpayments and underpayments for ventilator billings related to the payor, and a remittance was sent to reconcile that account. AdaptHealth Holdings has cooperated and fully complied with the subpoena. On October 3, 2019, AdaptHealth received a follow-up civil investigative demand from the EDPA regarding a document previously produced to the EDPA and patients included in the review by the independent third party. AdaptHealth has responded to the EDPA and supplemented its production as requested. At this time, AdaptHealth Holdings cannot provide any assurance as to whether the EDPA will seek additional information or pursue this matter further.

Item 1A. Risk Factors

The following risk factors are provided to update the risk factors previously disclosed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Any of these factors could result in a significant or material adverse effect on our results of operations or financial condition. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business or results of operations.

Risks Related to Our Business and Industry

The recent coronavirus (COVID-19) pandemic and the global attempt to contain it may harm our business, results of operations and ability to execute on our business plan.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee, customer and supplier concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which impacts their productivity. While many of our operations can be performed remotely, there is no guarantee that we will be as effective while working remotely because our team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or family who become sick), and employees may become sick themselves and be unable to work. Our suppliers and vendors have similarly had their operations altered. To the extent the resulting economic disruption is severe, we could see some vendors go out of business, resulting in supply constraints and increased costs or delays in meeting the needs of our patients.

The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous other evolving factors that we may not be able to accurately predict, including:

●	the duration and scope of the pandemic;
●	governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic;
●	the availability and cost to access the capital markets;
●	our ability to pursue, diligence, finance and integrate acquisitions,
●	our ability to comply with financial and operating covenants in our debt and operating lease agreements;
●	potential for goodwill impairment charges;
●	our ability to comply with the requirements necessary to retain the CARES Act provider relief funds we received;
●	the effect on our patients, physician and facility referral sources and demand for and ability to pay for medical services;
●	disruptions or restrictions on our employees’ ability to travel and to work, including as a result of their health and wellbeing;
●	availability of third-party providers to whom we outsource portions of our internal business functions, including billing and administrative functions relating to revenue cycle management; and
●	increased cybersecurity risks as a result of remote working condition.

During the COVID-19 crisis, we may not be able to provide the same level of service and products that our patients, physicians and facility referral sources are used to, which could negatively impact their perception of our products or services. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations.

We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

The potential effects of COVID-19 could also heighten the risks disclosed in many of our risk factors that are included in Part I, Item 1A, Risk Factors, in our 2019 Annual Report, including as a result of, but not limited to, the factors described above. Because the COVID-19 situation is unprecedented and continuously evolving, the other potential impacts to our risk factors that are further described in our 2019 Annual Report are uncertain. See Item 1A, Risk Factors, in our 2019 Annual Report.

AdaptHealth’s reliance on relatively few suppliers for the majority of its patient service equipment and supplies could adversely affect AdaptHealth’s ability to operate.

AdaptHealth currently relies on a relatively small number of suppliers to provide it with the majority of its patient service equipment and supplies. Significant price increases, or disruptions in the ability to obtain such equipment and supplies from existing suppliers, may force AdaptHealth to use alternative suppliers. Additionally, any new excise taxes imposed on manufacturers of certain medical equipment could be passed on to customers, such as AdaptHealth. Such manufacturers may be forced to make other changes to their products or manufacturing processes that are unacceptable to AdaptHealth, resulting in a need to change suppliers. Any change in suppliers AdaptHealth uses could cause delays in the delivery of such products and possible losses in revenue, which could adversely affect AdaptHealth’s results of operations. In addition, alternative suppliers may not be available, or may not provide their products and services at similar or favorable prices. If AdaptHealth cannot obtain the patient service equipment and supplies it currently uses, or alternatives at similar or favorable prices, AdaptHealth’s ability to provide such products may be severely impacted, which could have an adverse effect on its business, financial condition, results of operations, cash flow, capital resources and liquidity. In December 2019, the novel strain of coronavirus began to impact the population of China, and subsequently the COVID-19 pandemic related to this virus has impacted manufacturing in all of the regions where AdaptHealth’s suppliers manufacture their products. While the global closures and limitations on movement related to COVID-19 are expected to be temporary, and while such closures, limitations and related impacts have not materially disrupted AdaptHealth’s supply chain, such supply chain disruption remains possible and the financial impact of any such disruption cannot be estimated at this time. Should such closures and limitations on movement continue for an extended period of time, the impact on our supply chain could materially and adversely affect our business and results of operations.

AdaptHealth’s revenue could be impacted by federal and state changes to reimbursement and other Medicaid and Medicare policies.

AdaptHealth derived 32% of its revenue for the year ended December 31, 2019, and 29% and 27% of its revenue for each of the three and nine months ended September 30, 2020, respectively, from Medicare and various state-based Medicaid programs. These programs are subject to statutory and regulatory changes affecting overall spending, base rates or basis of payment, retroactive rate adjustments, annual caps that limit the amount that can be paid (including deductible and coinsurance amounts) for rehabilitation therapy services rendered to Medicare beneficiaries, administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates and frequency at which these programs reimburse AdaptHealth. For example, the Medicaid Integrity Program is increasing the scrutiny placed on Medicaid payments and could result in recoupments of alleged overpayments. Healthcare providers, suppliers, and payors are facing increasing pressure to reduce healthcare costs, and recent budget proposals and legislation at both the federal and state levels have called for cuts in Medicare and Medicaid reimbursement rates. Enactment and implementation of measures to reduce or delay reimbursement or overall Medicare or Medicaid spending could result in substantial reductions in AdaptHealth’s revenue and profitability. Payors may disallow AdaptHealth’s requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable because either adequate or additional documentation was not provided or because certain services were not covered or considered medically necessary. Revenue from third-party payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits. AdaptHealth may also be subject to pre-payment review of certain service lines or equipment segments as a result of negative audit findings or other third-party payor determinations, which can result in significant delays in claims processing and could materially impact its revenue.

As a result of the Public Health Emergency Declaration, National Emergency Declaration, and pursuant to the provisions of the CARES Act, among other things, CMS has issued regulatory guidance indicating enforcement discretion and flexibility regarding the provisions of items and services by Durable Medical Equipment, Prosthetics, Orthotics, & Supplies (“DMEPOS”) suppliers like AdaptHealth. These provisions have been announced through blanket waivers under Section 1135 of the Social Security Act, two Interim Final Rules with Requests for Comment on April 6, 2020 and May 8, 2020, respectively, and through numerous forms of subregulatory guidance. These provisions include modifications of various requirements under CMS regulations and Medicare and Medicaid program rules that aim to expand the capacity of healthcare providers and suppliers to deliver healthcare services while minimizing the risk of viral exposure. However, many of the provisions regarding documentation, coverage and flexibilities remain subject to further guidance and interpretation by CMS and Medicare Administrative Contractors (“MACs”), among others. Due to the speed with which this guidance was issued, neither CMS nor the MACs have fully addressed the impact of this guidance on medical review of claims or audits. CMS and MACs continue to update guidance regarding coverage criteria, documentation requirements, and in-person encounter requirements for Durable Medical Equipment (“DME”) through their websites and other media. CMS’s changes include the exercise of enforcement discretion with respect to the clinical conditions and face-to-face encounter requirements required under certain national and local coverage determinations applicable to certain items and supplies AdaptHealth offers. However, because these waivers and flexibilities may not fully describe the precise scope of the waiver or enforcement discretion, CMS, MACs and other Medicare or Medicaid auditors may challenge documentation for individual claims in pre-payment or post-payment audits. Further, the CMS or MACs may continue to modify or clarify this guidance during the COVID-19 pandemic in a way that affects AdaptHealth’s operations or cash flows. Because the guidance issued changes frequently, AdaptHealth may be required to modify its compliance process and operations to remain in compliance with such guidance.

The CARES Act also provides for a temporary suspension of reduced rates for items and services provided by AdaptHealth. Under existing regulations, CMS applies a blended payment rate for DME furnished in rural or noncontiguous non-competitive bidding areas. Pursuant to provisions of the CARES Act, through December 31, 2020 or the end of the public health emergency, whichever occurs later, that blended rate will be based on 50% of the adjusted fee schedule amount (adjusted based on competitively bid prices) and 50% of the unadjusted DMEPOS fee schedule amount. Under prior law, DME furnished in non-rural or contiguous areas would not have been eligible for this blended rate, and instead many DMEPOS suppliers would likely have experienced reduced payments reflecting competitively bid prices. The CARES Act introduces a new blended rate for DME furnished in non-rural or contiguous non-competitive bidding areas that is based on 75% of the adjusted fee schedule amount and 25% of the unadjusted fee schedule amount. For non-rural or contiguous non-competitive bidding areas, the blended rate will revert to 100% of the Medicare fee schedule at the end of the public health emergency, if the emergency ends before December 31, 2020. On October 27, 2020, CMS proposed extending the transitional blended rate through April 1, 2021 or the end of the public health emergency, whichever is later.

The October 27, 2020 CMS proposed rules also proposed different payment models for the period after April 1, 2020 or the end of the public health emergency, whichever is later. The proposed rule provides for different blended rates based on a patient’s location. CMS indicated it is considering extending the transitional adjustments to the fee schedule for product categories that were not awarded in the DMEPOS Competitive Bidding Program. In the October 27 proposed rule, CMS has also proposed adding coverage under the DME benefit for adjunctive or non - therapeutic continuous glucose monitors (i.e. continuous glucose monitors used by Medicare beneficiaries who must verify their glucose levels with a blood glucose monitor). While AdaptHealth cannot predict what Medicare payment rates or coverage determinations will be in effect in future years, changes to payment rates or benefit coverages may materially impact its financial condition and results of operations.

The CARES Act temporarily suspends the 2% payment adjustment currently applied to all Medicare fee-for-service claims due to sequestration. The suspension is effective for claims with dates of service from May 1, 2020 through December 31, 2020. However, CMS and MACs may issue guidance or interpret the law in a manner that limits the scope of this provision in the CARES Act, which may adversely affect AdaptHealth. Additionally, the impact of the temporary suspension of sequestration for Medicare Advantage may depend on specific AdaptHealth individual contracts with Medicare Advantage Organizations.

AdaptHealth’s business may be adversely impacted by healthcare reform efforts, including repeal of or significant modifications to the ACA.

In recent years, the U.S. Congress and certain state legislatures have considered and passed a number of laws that are intended to result in significant changes to the healthcare industry. However, there is significant uncertainty regarding the future of the Patient Protection and Affordable Care Act (“ACA”), the most prominent of these reform efforts. The law has been subject to legislative and regulatory changes and court challenges, and the current presidential administration and certain members of Congress have stated their intent to repeal or make additional significant changes to the ACA, its implementation or its interpretation. In 2017, the Tax Cuts and Jobs Acts was enacted, which, effective January 1, 2019, among other things, removed penalties for not complying with ACA’s individual mandate to carry health insurance. Because the penalty associated with the individual mandate was eliminated, a federal judge in Texas ruled in December 2018 that the entire ACA was unconstitutional. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals upheld the lower court’s finding that the individual mandate is unconstitutional and remanded the case back to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when and how the Supreme Court will rule. These and other efforts to challenge, repeal or replace the ACA may result in reduced funding for state Medicaid programs, lower numbers of insured individuals, and reduced coverage for insured individuals. There is uncertainty regarding whether, when, and how the ACA will be further changed, what alternative provisions, if any, will be enacted, and the impact of alternative provisions on providers and other healthcare industry participants. Government efforts to repeal or change the ACA or to implement alternative reform measures could cause AdaptHealth’s revenues to decrease to the extent such legislation reduces Medicaid and/or Medicare reimbursement rates.

AdaptHealth is affected by continuing efforts by private third-party payors to control their costs. If AdaptHealth agrees to lower its reimbursement rates due to pricing pressures from private third-party payors, AdaptHealth’s financial condition and results of operations would likely deteriorate.

AdaptHealth derived approximately 57% of its revenue for the year ended December 31, 2019, and approximately 62% of its revenue for both the three and nine months ended September 30, 2020, from third-party private payors. Such payors continually seek to control the cost of providing healthcare services through direct contracts with healthcare providers, increased oversight and greater enrollment of patients in managed care programs and preferred provider organizations. These private payors are increasingly demanding discounted fee structures, including setting reimbursement rates based on Medicare fee schedules or requiring healthcare providers or suppliers to assume a greater degree of financial risk related to patient care. Reimbursement rates under private payor programs may not remain at current levels and may not be sufficient to cover the costs of caring for patients enrolled in such programs, and AdaptHealth may experience a deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by private third-party payors. AdaptHealth may be compelled to lower its prices due to increased pricing pressures, which could adversely impact AdaptHealth’s financial condition and results of operations.

Changes in governmental or private payor supply replenishment schedules could adversely affect AdaptHealth.

AdaptHealth generated approximately 42% of its revenue for the year ended December 31, 2019, and approximately 26% and 32% of its revenue for the three and nine months ended September 30, 2020, respectively, through the sale of masks, tubing and other ancillary products related to patients utilizing CPAP devices. Medicare, Medicaid and private payors limit the number of times per year that patients may purchase such supplies. To the extent that any governmental or private payor revises their resupply guidelines to reduce the number of times such supplies can be purchased, such reductions could adversely impact AdaptHealth’s revenue, financial condition and results of operations.

AdaptHealth generates a significant portion of its revenue from the provision of sleep therapy equipment and supplies to patients, and AdaptHealth’s success is therefore highly dependent its ability to furnish these items.

Approximately 58% of AdaptHealth’s revenue for the year ended December 31, 2019, and approximately 35% and 42% of AdaptHealth’s revenue for the three and nine months ended September 30, 2020, respectively, was generated from the provision of sleep therapy equipment and supplies to patients. AdaptHealth’s ability to execute its growth strategy therefore depends upon the adoption by patients, physicians and sleep centers, among others, of AdaptHealth’s sleep therapy equipment and supplies to treat their patients suffering from OSA. There can be no assurance that AdaptHealth will continue to maintain broad acceptance among physicians and patients. Any failure by AdaptHealth to satisfy physician or patient demand or to maintain meaningful market acceptance will harm its business and future prospects.

AdaptHealth may be adversely affected by consolidation among health insurers and other industry participants.

In recent years, a number of health insurers have merged or increased efforts to consolidate with other non-governmental payors. Insurers are also increasingly pursuing alignment initiatives with healthcare providers. Consolidation within the health insurance industry may result in insurers having increased negotiating leverage and competitive advantages, such as greater access to performance and pricing data. AdaptHealth’s ability to negotiate prices and favorable terms with health insurers in certain markets could be affected negatively as a result of this consolidation. In addition, the shift toward value-based payment models could be accelerated if larger insurers, including those engaging in consolidation activities, find these models to be financially beneficial. There can be no assurance that AdaptHealth will be able to negotiate favorable terms with payors and otherwise respond effectively to the impact of increased consolidation in the payor industry or vertical integration efforts.

AdaptHealth’s payor contracts are subject to renegotiation or termination, which could result in a decrease in AdaptHealth’s revenue or profits.

The majority of AdaptHealth’s payor contracts are subject to unilateral termination by either party on between 30 and 90 days’ prior written notice. Such contracts are routinely amended (sometimes by unilateral action by payors regarding payment policy), renegotiated, subjected to a bidding process with AdaptHealth’s competitors, or terminated altogether. Sometimes in the renegotiation process, certain lines of business may not be renewed or a payor may enlarge its provider network or otherwise change the way it conducts its business in a way that adversely impacts AdaptHealth’s revenue. In other cases, a payor may reduce its provider network in exchange for lower payment rates. AdaptHealth’s revenue from a payor may also be adversely affected if the payor alters its utilization management expectations and/or administrative procedures for payments and audits, changes its order of preference among the providers to which it refers business or imposes a third-party administrator, network manager or other intermediary. Any reduction in AdaptHealth’s projected home respiratory therapy/home medical equipment revenues as a result of these or other factors could lead to a reduction in AdaptHealth’s revenues. There can be no assurance that AdaptHealth’s payor contracts will not be terminated or altered in ways that are unfavorable to AdaptHealth as a result of renegotiation or such administrative changes. Payors may decide to refer business to their owned provider subsidiaries, such as specialty pharmaceuticals and/or HME networks owned by such payors or by third-party management companies. These activities could materially reduce AdaptHealth’s revenue from these payors.

If AdaptHealth fails to manage the complex and lengthy reimbursement process, its revenue, financial condition and results of operations could suffer.

Because AdaptHealth depends upon reimbursement from Medicare, Medicaid and third-party payors for a significant majority of its revenues, AdaptHealth’s revenue, financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, AdaptHealth may be required to obtain certain payor-specific documentation from physicians and other healthcare providers before submitting claims for reimbursement. Certain payors have filing deadlines and will not pay claims submitted after such deadlines. AdaptHealth cannot ensure that it will be able to effectively manage the reimbursement process and collect payments for its equipment and services promptly.

If CMS requires prior authorization or implements changes in documentation necessary for AdaptHealth’s products, AdaptHealth’s revenue, financial condition and results of operations could be negatively impacted.

CMS has established and maintains a Master List of Items Frequently Subject to Unnecessary Utilization of certain DMEPOS items identified as being subject to unnecessary utilization. This list identifies items that CMS has determined could potentially be subject to Prior Authorization as a condition of Medicare payment. Since 2012, CMS has also maintained a list of categories of DMEPOS items that require face-to-face encounters with practitioners and written orders before the DMEPOS supplier may furnish the items to beneficiaries. In a final rule issued in 2019, CMS combined and harmonized the two lists to create a single unified list (the “Master List”). CMS also reduced the financial threshold for inclusion on the Master List. With certain exceptions for reductions in Payment Threshold, items remain on the Master List for ten years from the date the item was added to the Master List. The presence of an item on the Master List does not automatically mean that prior authorization is required. Under the 2019 final rule, CMS selects items from the Master List for inclusion on the “Required Prior Authorization List.” The expanded Master List would increase the number of DMEPOS items potentially eligible to be selected for prior authorization, face-to-face encounter and written order prior to delivery requirements as a condition of payment. CMS has added certain items that are part of AdaptHealth’s product lines to the Master List and CMS may include the Company’s products on the Required Prior Authorization List. If CMS adds additional products to the Master List, expands the list of items subject to prior authorization, or expands face-to-face encounter requirements or provisions requiring a written order prior to deliver, these changes may adversely impact AdaptHealth’s revenue, financial condition and results from operations.

Reimbursement claims are subject to audits by various governmental and private payor entities from time to time and such audits may negatively affect AdaptHealth’s revenue, financial condition and results of operations.

AdaptHealth receives a substantial portion of its revenues from the Medicare program. Medicare reimbursement claims made by healthcare providers, including HME providers, are subject to audit from time to time by governmental payors and their agents, such as MACs that, among other things, process and pay Medicare claims, auditors contracted by CMS, and insurance carriers, as well as the Office of Inspector General of the Department of Health and Human Services (the “OIG-HHS”), CMS and state Medicaid programs. These include specific requirements imposed by the

Durable Medical Equipment Medicare Administrative Contractor (“DME MAC”) Supplier Manuals, Medicare DMEPOS enrollment requirements and Medicare DMEPOS Supplier Standards. To ensure compliance with Medicare, Medicaid and other regulations, government agencies or their contractors, including MACs, Recovery Audit Contractors (“RACs”), Unified Program Integrity Contractors (“UPICs”) and Zone Program Integrity Contractors (“ZPICs”), often conduct audits and request customer records and other documents to support our claims submitted for payment of services rendered and compliance with government program claim submission requirements. Some contractors are paid a percentage of the overpayments recovered. Negative audit findings or allegations of fraud or abuse may subject AdaptHealth or its individual subsidiaries to liability, such as overpayment liability, refunds or recoupments of previously paid claims, payment suspension, or the revocation of billing or payment privileges in governmental healthcare programs. If CMS or a state Medicaid agency determines that certain actions of the Company or an affiliated subsidiary present an undue risk of fraud, waste, or abuse, they may suspend the billing or payment privileges of the entity, deny the entity’s enrollment or revalidation for Medicare or Medicaid participation, and potentially deny the re-enrollments of other commonly owned entities. Such actions, if imposed on the Company or its subsidiaries, could materially and adversely impact the Company’s revenue, financial condition and results of operations.

In many instances, there are only limited publicly-available guidelines and methodologies for determining errors with certain audits. As a result, there can be a significant lack of clarity regarding required documentation and audit methodology. The clarity and completeness of each patient medical file, some of which is the work product of physicians not employed by AdaptHealth, is essential to successfully challenging any payment denials. For example, certain provisions under CMS guidance manuals, local coverage determinations, and the DME MAC Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and other government contractors have taken the position, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. If treating physicians do not adequately document, among other things, their diagnoses and plans of care, the risks that the Company will be subject to audits and payment denials are likely to increase. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation, leading to significant increases in individual supplier and industry-wide perceived error rates. High error rates could lead to further audit activity and regulatory burdens, and could result in AdaptHealth making significant refunds and other payments to Medicare and other government programs. Accordingly, AdaptHealth’s future revenues and cash flows from government healthcare programs may be reduced. Private payors also may conduct audits and may take legal action to recover alleged overpayments. AdaptHealth could be adversely affected in some of the markets in which it operates if the auditing payor alleges substantial overpayments were made to AdaptHealth due to coding errors or lack of documentation to support medical necessity determinations. AdaptHealth cannot currently predict the adverse impact these measures might have on its financial condition and results of operations, but such impact could be material.

Moreover, provisions of the ACA implemented by CMS require that overpayments be reported and returned within 60 days of the date on which the overpayment is “identified.” Any overpayment retained after this deadline may be considered an “obligation” for purposes of the False Claims Act, liability for which can result in the imposition of substantial fines and penalties. CMS currently requires a six-year “lookback period,” for reporting and returning overpayments.

On June 26, 2020, a subsidiary of AdaptHealth (acquired in November 2019) received a notice of suspension of Medicare payment privileges from the CMS UPIC for the western jurisdiction. The notice stated that the suspension was based upon a determination that such subsidiary, a single supplier entity, billed for services which were not rendered and/or were medically unnecessary, and improperly solicited beneficiaries. Following the denial of the Company’s suspension notice rebuttal, the Company received an audit request from the UPIC and submitted the corresponding audit documentation in late October 2020. The Company does not expect to receive audit findings from the UPIC before the first quarter of 2021. As previously noted, the subsidiary will not be paid for items provided to Medicare beneficiaries until the suspension is lifted, and there can be no assurance that the Company will be successful in reinstating such payment privileges. The supplier entity represents less than two percent (2%) of the Company’s annual revenue. The Company does not believe that this suspension will have a material adverse effect on the Company.

AdaptHealth cannot currently predict the adverse impact, if any, that these audits, determinations, methodologies and interpretations might have on its financial condition and results of operations.

Significant reimbursement reductions and/or exclusion from markets or product lines could adversely affect AdaptHealth.

All Medicare DMEPOS Competitive Bidding Program contracts expired on December 31, 2018, and, as a result, there is a temporary gap in the entire DMEPOS Competitive Bidding Program that CMS stated would last until December 31, 2020, and be replaced by a single round of competition named “Round 2021” which consolidated the competitive bidding areas (“CBAs”) included in the Round 1 2017 and Round 2 Recompete DMEPOS Competitive Bidding Programs. Round 2021 contracts were scheduled to become effective on January 1, 2021, and extend through December 31, 2023. CMS included 16 product categories in the Round 2021. On April 10, 2020, CMS announced that due to the COVID-19 pandemic, it removed the non-invasive ventilators product category from the Round 2021 DMEPOS Competitive Bidding Program.

On October 27, 2020, CMS announced that it would not award competitive bid contracts in 13 of the 15 remaining product categories due to a failure to achieve expected savings, and that contract awards would only be made for off-the-shelf (OTS) knee and back braces. For the year ended December 31, 2019 and the nine months ended September 30, 2020, revenue generated with respect to providing OTS knee and back braces (excluding amounts generated in non-rural and rural non-bid areas) were not material. AdaptHealth expects to obtain contracts for OTS knee and back braces, and does not expect the single payment amounts imposed by CMS under such contracts to have a material impact on the Company.

The competitive bidding process (which is expected to be re-bid every three years) has historically put pressure on the amount AdaptHealth is reimbursed in the markets in which it exists, as well as in areas that are not subject to the DMEPOS Competitive Bidding Program. The rates required to win future competitive bids could continue to depress reimbursement rates. AdaptHealth will continue to monitor developments regarding the DMEPOS Competitive Bidding Program. While AdaptHealth cannot predict the outcome of the DMEPOS Competitive Bidding Program on its business in the future nor the Medicare payment rates that will be in effect in future years for the items subjected to competitive bidding, the program may materially adversely affect its financial condition and results of operations.

Failure by AdaptHealth to maintain controls and processes over billing and collections or the deterioration of the financial condition of AdaptHealth’s payors or disputes with third parties could have a significant negative impact on its financial condition and results of operations.

The collection of accounts receivable requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. There can be no assurance that AdaptHealth will be able to improve upon or maintain its current levels of collectability and days sales outstanding in future periods. Further, some of AdaptHealth’s payors and/or patients may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. If AdaptHealth is unable to properly bill and collect its accounts receivable, its financial condition and results of operations will be adversely affected. In addition, from time to time AdaptHealth is involved in disputes with various parties, including its payors and their intermediaries regarding their performance of various contractual or regulatory obligations. These disputes sometimes lead to legal and other proceedings and cause AdaptHealth to incur costs or experience delays in collections, increases in its accounts receivable or loss of revenue. In addition, in the event such disputes are not resolved in AdaptHealth’s favor or cause AdaptHealth to terminate its relationships with such parties, there may be an adverse impact on its financial condition and results of operations.

If AdaptHealth is unable to maintain or develop relationships with patient referral sources, its growth and profitability could be adversely affected.

AdaptHealth’s success depends in large part on referrals from acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities, hospice operators and other patient referral sources in the communities served by AdaptHealth. By law, referral sources cannot be contractually obligated to refer patients to any specific provider. In addition, AdaptHealth’s relationships with referral sources are subject to federal and state healthcare laws such as the federal Anti-Kickback Statute and the Stark Law to the extent these services provide a financial benefit to or relieve a financial burden for a potential referral source, or are subsequently found not to be for fair market value. See “Risk Factors — Risks Related to Our Business and Industry — AdaptHealth is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and AdaptHealth may become subject to such litigation. If AdaptHealth is unable to or has not fully complied with such laws, it could face substantial penalties.” However, there can be no assurance that other market participants will not attempt to steer patients to competing post-acute providers or otherwise limit AdaptHealth’s access to potential referrals. The establishment of joint ventures or networks between referral sources, such as acute care hospitals, and other post-acute providers may hinder patient referrals to AdaptHealth. AdaptHealth’s growth and profitability depend on its ability to establish and maintain close working relationships with patient referral sources and to increase awareness and acceptance of the benefits of inpatient rehabilitation, home health, and hospice care by its referral sources and their patients. There can be no assurance that AdaptHealth will be able to maintain its existing referral source relationships or that it will be able to develop and maintain new relationships in existing or new markets. AdaptHealth’s loss of, or failure to maintain, existing relationships or its failure to develop new relationships could adversely affect its ability to grow its business and operate profitably.

Failure by AdaptHealth to successfully design, modify and implement technology-based and other process changes to maximize productivity and ensure compliance could ultimately have a significant negative impact on AdaptHealth’s financial condition, reputation and results of operations.

AdaptHealth has identified a number of areas throughout its operations, including revenue cycle management and fulfilment logistics, where it intends to centralize and/or modify current processes or systems in order to attain a higher level of productivity or ensure compliance. Failure to achieve the cost savings or enhanced quality control expected from the successful design and implementation of such initiatives may adversely impact AdaptHealth’s financial condition and results of operations. Additionally, Medicare and Medicaid often change their documentation requirements with respect to claims submissions. The standards and rules for healthcare transactions, code sets and unique identifiers also continue to evolve, such as ICD 10 and HIPAA 5010 and other data security requirements. Moreover, government programs and/or commercial payors may have difficulties administering new standards and rules for healthcare transactions and this may adversely affect timelines of payment or payment error rates. The DMEPOS Competitive Bidding Program also imposes new reporting requirements on contracted providers. Failure by AdaptHealth to successfully design and implement system or process modifications could have a significant impact on its operations and financial condition. From time to time, AdaptHealth’s outsourced contractors for certain information systems functions, such as Brightree LLC and Parachute Health LLC, may make operational, leadership or other changes that could impact AdaptHealth’s plans and cost-savings goals. The implementation of many of the new standards and rules will require AdaptHealth to make substantial investments. Further, the implementation of these system or process changes could have a disruptive effect on related transaction processing and operations. If AdaptHealth’s implementation efforts related to systems development are unsuccessful, AdaptHealth may need to write off amounts that it has capitalized related to systems development projects. Additionally, if systems development implementations do not occur, AdaptHealth may need to incur additional costs to support its existing systems.

AdaptHealth’s business depends on its information systems, including software licensed from third parties, and any failure or significant disruptions of these systems, security breaches or loss of data could materially affect our business, results of operations and financial condition.

AdaptHealth’s business depends on the proper functioning and availability of its computer systems and networks. AdaptHealth relies on an external service provider to provide continual maintenance, upgrading and enhancement of AdaptHealth’s primary information systems used for its operational needs. AdaptHealth licenses third-party software that supports intake, personnel scheduling and other human resources functions, office clinical and centralized billing and receivables management in an integrated database, enabling AdaptHealth to standardize the care delivered across its network of locations and monitor its performance and consumer outcomes. AdaptHealth also uses a third-party software provider for its order processing and inventory management platform. To the extent that its third-party providers fail to support, maintain and upgrade such software or systems, or if AdaptHealth loses its licenses with third-party providers, the efficiency of AdaptHealth’s operations could be disrupted or reduced.

The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. As a result of the COVID-19 pandemic, AdaptHealth may face increased cybersecurity risks due to its reliance on internet technology and the number of its employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. AdaptHealth can provide no assurance that its current information technology systems, or those of the third parties upon which it relies, are fully protected against cybersecurity threats. It is possible that AdaptHealth or its third-party vendors may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. If AdaptHealth experiences a reduction in the performance, reliability, or availability of its information systems, its operations and ability to process transactions and produce timely and accurate reports could be adversely affected. If AdaptHealth experiences difficulties with the transition and integration of information systems or is unable to implement, maintain, or expand its systems properly, AdaptHealth could suffer from, among other things, operational disruptions, delays, cessation of service, regulatory problems, increases in administrative expenses and other harm to its business and competitive position.

There can be no assurance that AdaptHealth’s and its third-party software providers’ safety and security measures and disaster recovery plan will prevent damage, interruption or breach of its information systems and operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may be difficult to detect, AdaptHealth may be unable to anticipate these techniques or implement adequate preventive measures. In addition, hardware, software or applications AdaptHealth develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise the security of its information systems. Unauthorized parties may attempt to gain access to AdaptHealth’s systems or facilities, or those of third parties with whom AdaptHealth does business, through fraud or other forms of deceiving its employees or contractors. On occasion, AdaptHealth has acquired additional information systems through its business acquisitions. AdaptHealth has upgraded and expanded its information system capabilities and has committed significant resources to maintain, protect, enhance existing systems and develop new systems to keep pace with continuing changes in technology, evolving industry and regulatory standards, and changing customer preferences. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of AdaptHealth’s operations. A cyber security attack or other incident that bypasses AdaptHealth’s information systems security could cause a security breach which may lead to a material disruption to its information systems infrastructure or business and may involve a significant loss of business or patient health information. If a cyber security attack or other unauthorized attempt to access AdaptHealth’s systems or facilities were to be successful, it could result in the theft, destruction, loss, misappropriation or release of confidential information or intellectual property, and could cause operational or business delays that may materially impact AdaptHealth’s ability to provide various healthcare services.

For example, on June 28, 2019, Solara determined that an unauthorized third-party gained access to a limited number of employee Microsoft Office accounts beginning in April 2019, as a result of a phishing email campaign. Solara undertook a comprehensive review of the accounts to identify what personal information was stored within the accounts and to whom that information related. In connection with the incident, Solara notified potentially affected individuals and reported this incident to law enforcement and relevant state and federal regulators. Investigations by applicable regulators are ongoing, and Solara is defending a class action regarding the incident in federal court. At this time, we cannot predict the outcome of any such investigation or litigation, although responding to these matters or any unfavorable outcome in connection therewith could have an adverse impact on AdaptHealth’s financial condition and results of operations following consummation of the acquisition of Solara.

Any successful cyber security attack or other unauthorized attempt to access AdaptHealth’s or its acquisition targets’ systems or facilities also could result in negative publicity which could damage its reputation or brand with its patients, referral sources, payors or other third parties and could subject AdaptHealth to substantial penalties under HIPAA and other federal and state data protection laws, in addition to private litigation with those affected. Failure to maintain the security and functionality of AdaptHealth’s information systems and related software, or a failure to defend a cyber security attack or other attempt to gain unauthorized access to AdaptHealth’s or its acquisition targets’ systems, facilities or patient health information, could expose AdaptHealth to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in AdaptHealth’s operations, regulatory and other civil and criminal penalties, fines, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the Office of Inspector General or state attorneys general), private litigation with those affected by the data breach, loss of customers, disputes with payors and increased operating expense, which could adversely impact AdaptHealth’s financial condition and results of operations.

AdaptHealth experiences competition from numerous other home respiratory and mobility equipment providers, and this competition could adversely affect its revenues and its business.

The home respiratory and mobility equipment markets are highly competitive and include a large number of providers, some of which are national providers, but most of which are either regional or local providers, including hospital systems, physician specialists and sleep labs. The primary competitive factors are quality considerations such as responsiveness, access to payor contracts, the technical ability of the professional staff and the ability to provide comprehensive services. These markets are very fragmented. Some of AdaptHealth’s competitors may now or in the future have greater financial or marketing resources than AdaptHealth. In addition, in certain markets, competitors may have more effective sales and marketing activities. AdaptHealth’s largest national home respiratory/home medical equipment provider competitors include AeroCare Holdings, Inc., Apria Healthcare Group Inc., Lincare Holdings Inc. and Rotech Healthcare Inc. The rest of the homecare market in the United States consists of regional providers and product-specific providers, as well as numerous local organizations. Hospitals and health systems are routinely looking to provide coverage and better control of post-acute healthcare services, including homecare services of the types AdaptHealth provides. These trends may continue as new payment models evolve, including bundled payment models, shared savings programs, value-based purchasing and other payment systems.

There are relatively few barriers to entry in local home healthcare markets, and new entrants to the home respiratory/home medical equipment markets could have a material adverse effect on AdaptHealth’s business, results of operations and financial condition. A number of manufacturers of home respiratory equipment currently provide equipment directly to patients on a limited basis. Such manufacturers have the ability to provide their equipment at prices below those charged by AdaptHealth, and there can be no assurance that such direct-to-patient sales efforts will not increase in the future or that such manufacturers will not seek reimbursement contracts directly with AdaptHealth’s third-party payors, who could seek to provide equipment directly to patients from the manufacturer. In addition, pharmacy benefit managers, including CVS Health Corporation and the OptumRx business of UnitedHealth Group Incorporated, could enter the HME market and compete with AdaptHealth. Large technology companies, such as Amazon.com, Inc. and Alphabet Inc., have disrupted other supply businesses and have publicly stated an interest in entering the healthcare market. In the event such companies enter the HME market, AdaptHealth may experience a loss of referrals or revenue.

Changes in medical equipment technology and development of new treatments may cause AdaptHealth’s current equipment or services to become obsolete.

AdaptHealth evaluates changes in home medical equipment technology and treatments on an ongoing basis for purposes of determining the feasibility of replacing or supplementing items currently included in the patient service equipment inventory and services that AdaptHealth offers patients. AdaptHealth’s selection of medical equipment and services is formulated on the basis of a variety of factors, including overall quality, functional reliability, availability of supply, payor reimbursement policies, product features, labor costs associated with the technology, acquisition, repair and ownership costs and overall patient and referral source demand, as well as patient therapeutic and lifestyle benefits. Manufacturers continue to invest in research and development to introduce new products to the marketplace. It is possible that major changes in available technology, payor benefit or coverage policies related to those changes or the preferences of patients and referral sources may cause AdaptHealth’s current product offerings to become less competitive or obsolete, and it will be necessary to adapt to those changes. Unanticipated changes could cause AdaptHealth to incur increased capital expenditures and accelerated equipment write-offs, and could force AdaptHealth to alter its sales, operations and marketing strategies.

AdaptHealth’s operations involve the transport of compressed and liquid oxygen, which carries an inherent risk of rupture or other accidents with the potential to cause substantial loss.

AdaptHealth’s operations are subject to the many hazards inherent in the transportation of medical gas products and compressed and liquid oxygen, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of AdaptHealth’s related operations. If a significant accident or event occurs, it could adversely affect AdaptHealth’s business, financial position and results of operations. Additionally, corrective action plans, fines or other sanctions may be levied by government regulators who oversee transportation of hazardous materials such as compressed or liquid oxygen.

AdaptHealth provides a significant number of patients with oxygen-based therapy, and from time to time, AdaptHealth has operated medical gas facilities in several states subject to federal and state regulatory requirements. AdaptHealth’s medical gas facilities and operations are subject to extensive regulation by the Food and Drug Administration (“FDA”) and other federal and state authorities. The FDA regulates medical gases, including medical oxygen, pursuant to its authority under the federal Food, Drug and Cosmetic Act. Among other requirements, the FDA’s current Good Manufacturing Practice (“cGMP”) regulations impose certain quality control, documentation and recordkeeping requirements on the receipt, processing and distribution of medical gas. Further, in each such state, its medical gas facilities would be subject to regulation under state health and safety laws, which vary from state to state. The FDA and state authorities conduct periodic, unannounced inspections at medical gas facilities to assess compliance with the cGMP and other regulations, and AdaptHealth expends significant time, money and resources in an effort to achieve substantial compliance with the cGMP regulations and other federal and state law requirements at each of its medical gas facilities. AdaptHealth also complies with the FDA’s requirement for medical gas providers to register their sites with the agency. There can be no assurance, however, that these efforts will be successful and that AdaptHealth’s medical gas facilities will maintain compliance with federal and state law regulations. Failure by AdaptHealth to maintain regulatory compliance at its medical gas facilities could result in enforcement action, including warning letters, fines, product recalls or seizures, temporary or permanent injunctions, or suspensions in operations at one or more locations, and civil or criminal penalties which would materially harm its business, financial condition, results of operations, cash flow, capital resources and liquidity.

AdaptHealth is subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and AdaptHealth may become subject to such litigation. If AdaptHealth is unable to or has not fully complied with such laws, it could face substantial penalties.

AdaptHealth’s operations are subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal Stark Law and the federal False Claims Act. These laws may impact, among other things, AdaptHealth’s sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal Ethics in Patient Referrals Act of 1989, commonly known as the “Stark Law,” prohibits, subject to certain exceptions, physician referrals of Medicare and, as applicable under state law, Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. The False Claims Act defines “knowingly” to include actual knowledge, acting in deliberate ignorance of the truth or falsity of information, or acting in deliberate disregard of the truth or falsity of information. False Claims Act liability includes liability for reverse false claims for avoiding or decreasing an obligation to pay or transmit money to the government. This includes False Claims liability for failing to report an return overpayments within 60 days of the date on which the overpayment is “identified.”

Penalties under the False Claims Act can include exclusion from the Medicare program. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Suits filed under the False Claims Act, known as qui tam actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

HIPAA, and its implementing regulations, also created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

From time to time, AdaptHealth has been and is involved in various governmental audits, investigations and reviews related to its operations. Reviews and investigations can lead to government actions, resulting in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way AdaptHealth conducts business, loss of licensure or exclusion from participation in Medicare, Medicaid or other government programs. Additionally, as a result of these investigations, healthcare providers and entities may face litigation or have to agree to settlements that can include monetary penalties and onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement, or Corporate Integrity Agreement (“CIA”). If AdaptHealth fails to comply with applicable laws, regulations and rules, its financial condition and results of operations could be adversely affected. Furthermore, becoming subject to these governmental investigations, audits and reviews may result in substantial costs and divert management’s attention from the business as AdaptHealth cooperates with the government authorities, regardless of whether the particular investigation, audit or review leads to the identification of underlying issues.

AdaptHealth is unable to predict whether it could be subject to actions under any of these laws, or the impact of such actions. If AdaptHealth is found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, AdaptHealth may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid and other government healthcare reimbursement programs and the curtailment or restructuring of its operations.

Failure by AdaptHealth to maintain required licenses and accreditation could impact its operations.

AdaptHealth is required to maintain a significant number of state and/or federal licenses for its operations and facilities. Certain employees are required to maintain licenses in the states in which they practice. AdaptHealth manages the facility licensing function centrally. In addition, individual clinical employees are responsible for obtaining, maintaining and renewing their professional licenses, and AdaptHealth has processes in place designed to notify branch or pharmacy managers of renewal dates for the clinical employees under their supervision. State and federal licensing requirements are complex and often open to subjective interpretation by various regulatory agencies. Accurate licensure is also a critical threshold issue for the Medicare enrollment and the Medicare competitive bidding program. From time to time, AdaptHealth may also become subject to new or different licensing requirements due to legislative or regulatory requirements developments or changes in its business, and such developments may cause AdaptHealth to make further changes in its business, the results of which may be material. Although AdaptHealth believes it has appropriate systems in place to monitor licensure, violations of licensing requirements may occur and failure by AdaptHealth to acquire or maintain appropriate licensure for its operations, facilities and clinicians could result in interruptions in its operations, refunds to state and/or federal payors, sanctions or fines or the inability to serve Medicare beneficiaries in competitive bidding markets which could adversely impact AdaptHealth’s financial condition and results of operations.

Accreditation is required by most of AdaptHealth’s managed care payors and is a mandatory requirement for all Medicare DMEPOS providers. If AdaptHealth or any of its branches lose accreditation, or if any of its new branches are unable to become accredited, such failure to maintain accreditation or become accredited could adversely impact AdaptHealth’s financial condition and results of operations.

Actual or perceived failures to comply with applicable data protection, privacy and security, and consumer protection laws, regulations, standards and other requirements could adversely affect our business, results of operations and financial condition.

Numerous federal and state laws and regulations addressing patient privacy and consumer privacy, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information or personal information. Such laws and regulations relating to privacy, data protection, marketing and advertising, and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that varies from one jurisdiction to another and/or may conflict with other laws or regulations. As a result, AdaptHealth’s practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by AdaptHealth or any of its third-party partners or service providers to comply with privacy policies or federal or state privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which they may be subject, or other legal obligations relating to privacy or consumer protection, could adversely affect AdaptHealth’s reputation, brand and business, and may result in claims, proceedings or actions against AdaptHealth by governmental entities, consumers, users, suppliers or others. These proceedings may result in financial liabilities or may require AdaptHealth to change its operations, including ceasing the use or sharing of certain data sets.

HIPAA and the HITECH Act, and their implementing regulations, require AdaptHealth to comply with standards for the use and disclosure of health information within AdaptHealth and with third parties. HIPAA and the HITECH Act also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility, payment information, and privacy and security of individually identifiable health information.

HIPAA requires healthcare providers, including AdaptHealth, in addition to health plans and clearinghouses, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed. The HITECH Act included notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations. HIPAA also provides for criminal penalties.

In addition, various federal and state legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection and consumer protection. For instance, the California Consumer Privacy Act (“CCPA”) became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for protected health information and the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase AdaptHealth’s compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states.

Additionally, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of health-related and other personal information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require AdaptHealth to publish statements that describe how it handles personal information and choices individuals may have about the way AdaptHealth handles their personal information. If such information that AdaptHealth publishes is considered untrue, it may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act.

Under the Federal CAN-SPAM Act, the Telephone Consumer Protection Act of 1991 (“TCPA”) and the Telemarketing Sales Rule and Medicare regulations, AdaptHealth is limited in the ways in which it can market and service its products and services by use of email, text or telephone marketing. The actual or perceived improper sending of text messages may subject us to potential risks, including liabilities or claims relating to consumer protection laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend. For example, the TCPA, a federal statute that protects consumers from unwanted telephone calls, faxes and text messages, restricts telemarketing and the use of automated SMS text messages without proper consent. Additionally, state regulators may determine that telephone calls to patients of AdaptHealth are subject to state telemarketing regulations. If AdaptHealth does not comply with existing or new laws and regulations related to telephone contacts or patient health information, it could be subject to criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA, the HITECH Act, congressional action or otherwise, could have a significant effect on the manner in which AdaptHealth handles healthcare-related data and communicates with payors, and the cost of complying with these standards could be significant. The scope and interpretation of the laws that are or may be applicable to the delivery of consumer phone calls, emails and text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity and our business, financial condition and results of operations could be adversely affected. Even an unsuccessful challenge of our phone, email or SMS text practices by our consumers, regulatory authorities or other third parties could result in negative publicity and could require a costly response from and defense by us.

AdaptHealth is highly dependent upon senior management; failure by AdaptHealth to attract and retain key members of senior management could adversely affect AdaptHealth’s financial condition and results of operations.

AdaptHealth is highly dependent on the performance and continued efforts of its senior management team. AdaptHealth’s future success is dependent on its ability to continue to attract and retain qualified executive officers and senior management. Any inability to manage AdaptHealth’s operations effectively could adversely impact its financial condition and results of operations.

AdaptHealth’s strategic growth plan, which involves the acquisition of other companies, may not succeed.

AdaptHealth’s strategic plan calls for significant growth in its business over the next several years through an increase in its density in select markets where it is established as well as the expansion of its geographic footprint into new markets. This growth would place significant demands on AdaptHealth’s management team, systems, internal controls and financial and professional resources. As a result, AdaptHealth could be required to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems and expanding AdaptHealth’s information technology infrastructure. If AdaptHealth is unable to effectively manage growth, its financial results could be adversely impacted.

AdaptHealth’s strategic plan also contemplates continued growth from future acquisitions of home medical equipment providers. AdaptHealth may face increased competition for attractive acquisition candidates, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. Without successful acquisitions, AdaptHealth’s future growth rate could decline. In addition, AdaptHealth cannot guarantee that any future acquisitions, if consummated, will result in further growth.

AdaptHealth’s strategic plan contemplates successful integration of acquired home medical equipment providers with AdaptHealth’s existing business, including reduction in operating expenses with respect to the acquired companies. Integrating an acquisition could be expensive and time-consuming and could disrupt AdaptHealth’s ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations. AdaptHealth may not be able to combine successfully the operations of recently acquired companies with its operations, and, even if such integration is accomplished, AdaptHealth may never realize the potential benefits of such acquisition.

The integration of acquisitions requires significant attention from management, may impose substantial demands on AdaptHealth’s operations or other projects and may impose challenges on us including, but not limited to, consistencies in business standards, procedures, policies and business cultures. There can be no assurance that any future acquisitions, if consummated, will result in further growth.

Specific integration risks relating to the acquisition of other companies by AdaptHealth may include:

●	difficulties related to combining previously separate businesses into a single unit, including patient transitions, product and service offerings, distribution and operational capabilities and business cultures;
●	availability of financing to the extent needed to fund acquisitions;
●	customer loss and other general business disruption;
●	managing the integration process while completing other independent acquisitions or dispositions;
●	diversion of management’s attention from day-to-day operations;
●	assumption of liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated;
●	failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements;
●	potentially substantial costs and expenses associated with acquisitions and dispositions;
●	failure to retain and motivate key employees;
●	coordinating research and development activities to enhance the introduction of new products and services;
●	difficulties in establishing and applying AdaptHealth’s internal control over financial reporting and disclosure controls and procedures to an acquired business;
●	obtaining necessary regulatory licenses and payor-specific approvals, which may impact the timing of when AdaptHealth is to bill and collect for services rendered;
●	AdaptHealth’s ability to transition patients in a timely manner may impact AdaptHealth’s ability to collect amounts for services rendered;
●	AdaptHealth’s estimates for revenue accruals during the integration of acquisitions may require adjustments in future periods as the transition of patient information is finalized; and
●	delays in obtaining new government and commercial payor identification numbers for acquired branches, resulting in a slowdown and/or loss of associated revenue.

In addition, AdaptHealth faces competition for acquisition candidates, which may limit the number of acquisition opportunities available to AdaptHealth or lead to the payment of higher prices for its acquisitions. There can be no assurance that AdaptHealth will be able to identify suitable acquisition opportunities in the future or that any such opportunities, if identified, will be consummated on favorable terms, if at all. Without successful acquisitions, AdaptHealth’s future growth rate could decline.

While AdaptHealth conducts due diligence in connection with any acquisition opportunity, there may be risks or liabilities that such due diligence efforts fail to discover that are not disclosed to AdaptHealth or that AdaptHealth inadequately assesses. The failure to timely identify any material liabilities associated with any acquisitions could adversely impact AdaptHealth’s financial condition and results of operations.

If AdaptHealth were required to write down all or part of its goodwill its net earnings and net worth could be materially adversely affected.

Goodwill represents a significant portion of AdaptHealth’s assets. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. For example, if our market capitalization drops significantly below the amount of net equity recorded on our balance sheet, it might indicate a decline in our fair value and would require us to further evaluate whether our goodwill has been impaired. If, as part of our annual review of goodwill, we are required to write down all or a significant part of AdaptHealth’s goodwill, our net earnings and net worth could be materially adversely affected, which could affect our flexibility to obtain additional financing. In addition, if our assumptions used in preparing our valuations for purposes of impairment testing differ materially from actual future results, we may record impairment charges in the future and our financial results may be materially adversely affected. AdaptHealth had $810.5 million and $266.8 million of goodwill recorded on its Consolidated Balance Sheets at September 30, 2020 and December 31, 2019, respectively. It is not possible at this time to determine if there will be any future impairment charge, or if there is, whether such charges would be material.

AdaptHealth may not be able to generate sufficient cash flow to cover required payments or meet operating covenants under its long-term debt and long-term operating leases.

Failure to generate sufficient cash flow to cover required payments or meet operating covenants under AdaptHealth’s long-term debt and long-term operating leases could result in defaults under such agreements and cross-defaults under other debt or operating lease arrangements, which could harm its operating subsidiaries. AdaptHealth may not generate sufficient cash flow from operations to cover required interest, principal and lease payments. In addition, AdaptHealth’s outstanding credit facility contains restrictive covenants and requires AdaptHealth to maintain or satisfy specified coverage tests. These restrictions and operating covenants include, among other things, requirements with respect to total leverage ratios and fixed charge coverage ratios. These restrictions, together with the restrictive covenants included in the BM Notes, may interfere with AdaptHealth’s ability to obtain additional advances under its existing credit facility or to obtain new financing or to engage in other business activities, which may inhibit AdaptHealth’s ability to grow its business and increase revenue. In addition, failure by AdaptHealth to comply with these restrictive covenants could result in an event of default which, if not cured or waived, could result in the acceleration of its debt.

AdaptHealth may need additional capital to fund its operating subsidiaries and finance its growth, and AdaptHealth may not be able to obtain it on acceptable terms, or at all, which may limit its ability to grow.

AdaptHealth’s ability to maintain and enhance its operating subsidiaries and equipment to meet regulatory standards, operate efficiently and remain competitive in its markets requires AdaptHealth to commit substantial resources to continued investment in its affiliated facilities and equipment. Additionally, the continued expansion of its business through the acquisition of existing facilities, expansion of existing facilities and construction of new facilities may require additional capital, particularly if AdaptHealth were to accelerate its acquisition and expansion plans. Financing may not be available or may be available only on terms that are not favorable. In addition, some of AdaptHealth’s outstanding indebtedness restricts, among other things, its ability to incur additional debt. If AdaptHealth is unable to raise additional funds or obtain additional funds on acceptable terms, it may have to delay or abandon some or all of its growth strategies. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any newly issued equity securities may have rights, preferences or privileges senior to those of the Common Stock.

Changes in the method of determining the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with an alternative reference rate, may adversely affect interest rates on AdaptHealth’s outstanding variable rate indebtedness.

Certain of AdaptHealth’s indebtedness, including LIBOR Rate Loans under its credit facility, bears interest at variable interest rates that use LIBOR as a benchmark rate. LIBOR is the subject of recent proposals for reform and, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. The Federal Reserve Bank of New York has begun publishing a Secured Overnight Funding Rate (“SOFR”), which is intended to replace U.S. dollar LIBOR, and central banks in several other jurisdictions have also announced plans for alternative reference rates for other currencies. These reforms may cause LIBOR to perform differently than in the past or to disappear entirely. The consequences of these developments with respect to LIBOR cannot be entirely predicted but may result in an increase in the interest cost of AdaptHealth’s variable rate indebtedness. In the event that LIBOR is no longer available as a reference rate or is replaced by SOFR in the future, AdaptHealth’s credit facility permits its lenders, in good faith, to unilaterally suspend maintaining LIBOR Rate Loans under the credit facility and to adopt a new rate, such as SOFR. As a result, AdaptHealth may need to renegotiate its outstanding indebtedness or incur other indebtedness, and the phase-out of LIBOR may negatively impact the terms of such indebtedness. In addition, the overall financial market may be disrupted as a result of the phase-out or replacement of LIBOR. Disruption in the financial market could have a material adverse effect on our business, financial condition and results of operations.

Political and economic conditions, including significant global or regional developments such as economic and political events, international conflicts, natural disasters and public health crises that are out of AdaptHealth’s control, could adversely affect its revenue, financial condition and results of operations.

AdaptHealth’s business can be affected by a number of factors that are beyond its control, such as general geopolitical, economic and business conditions, financial services market conditions, and general political and economic developments, including slower economic growth, disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, inflation, elevated unemployment levels, sluggish or uneven economic recovery, government actions impacting trade agreements including the imposition of trade restrictions such as tariffs and retaliatory counter measures, government deficit reduction, natural and other disasters and public health crises affecting the operations of AdaptHealth or its customers or suppliers. The COVID-19 pandemic may exacerbate many of these conditions. Any Medicare, Medicaid or third-party payor reimbursement reductions as a result of such factors could adversely impact AdaptHealth’s business, financial condition, results of operations, cash flow, capital resources and liquidity. Turmoil in the financial markets, including in the capital and credit markets, and any uncertainty over its breadth, depth and duration may put pressure on the global economy and could have a negative effect on AdaptHealth’s business. Further, historical worldwide financial and credit turmoil could reduce the availability of liquidity and credit to fund the continuation and expansion of business operations worldwide. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could cause an economic recession in the United States or worldwide. If financial markets in the United States, Europe and Asia experience extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, governments may take unprecedented actions intended to address extreme market conditions that may include severely restricted credit and declines in real estate values. If conditions in the global economy, U.S. economy or other key vertical or geographic markets are weak or uncertain, AdaptHealth could experience material adverse impacts on its revenue, financial condition and results of operations.

If AdaptHealth’s subsidiary fails to comply with the terms of its Corporate Integrity Agreement, it could be subjected to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.

Braden Partners, L.P. (“BP”), d/b/a Pacific Pulmonary Services (“PPS”), which was acquired by AdaptHealth in May 2018, entered into a five-year CIA with the OIG-HHS, effective March 31, 2017, concurrent with the execution of a settlement agreement with the United States, acting through the DOJ and on behalf of the OIG-HHS. The CIA imposes certain compliance, auditing (including by an independent review organization), self-reporting and training requirements with which BP must comply. If BP fails to comply with the terms of its CIA, it could be subjected to substantial monetary penalties and/or suspension or exclusion from participation in federal healthcare programs. Any such suspension, exclusion or termination would result in the revocation or termination of contracts and/or licenses and potentially have a material adverse effect on the results of BP’s operations. The imposition of monetary penalties and/or termination of contracts with respect to BP could adversely affect AdaptHealth’s profitability and financial condition. The CIA has a five-year term which is expected to expire by April 1, 2022. In connection with the acquisition and integration of PPS by AdaptHealth, the OIG-HSS confirmed that the CIA’s risk adjustment requirements and independent claims review would only apply to the operations of BP and therefore no operations of AdaptHealth or any other affiliate are subject to these CIA requirements following the acquisition.

AdaptHealth’s current insurance program may expose it to unexpected costs and negatively affect its business, financial condition and results of operations, particularly if it incurs losses not covered by its insurance or if claims or losses differ from its estimates.

There is an inherent risk of liability in the provision of healthcare services. As participants in the healthcare industry, AdaptHealth may periodically be subject to lawsuits, some of which may involve large claims and significant costs to defend, such as mass tort or other class actions. Although AdaptHealth’s insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that it believes are reasonable based on its operations, the coverage under its insurance programs may not be adequate to protect it in all circumstances. AdaptHealth’s insurance policies contain exclusions and conditions that could have a materially adverse impact on AdaptHealth’s ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. Additionally, insurance companies that currently insure companies in AdaptHealth’s industry may cease to do so, may change the coverage provided or may substantially increase premiums in the future. The incurrence of losses and liabilities that exceed AdaptHealth’s available coverage, therefore, could have a material adverse effect on its business, financial condition and results of operations.

AdaptHealth currently self-insures a significant portion of expected losses under its workers’ compensation, automobile liability and employee health insurance programs and, to offset negative insurance market trends, AdaptHealth may elect to increase its self-insurance coverage, accept higher deductibles or reduce the amount of coverage. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying its liabilities for these losses could result in materially different expenses than expected under these programs, which could have a material adverse effect on AdaptHealth’s financial condition and results of operations. In addition, if AdaptHealth experiences a greater number of these losses than it anticipates, it could have a material adverse effect on its business, financial condition and results of operations.

AdaptHealth currently outsources, and from time to time in the future may outsource, a portion of its internal business functions to third-party providers. Outsourcing these functions has significant risks, and AdaptHealth’s failure to manage these risks successfully could materially adversely affect its business, results of operations, and financial condition.

AdaptHealth currently, and from time to time in the future, may outsource portions of its internal business functions, including billing and administrative functions relating to revenue cycle management, to third-party providers in India, the Philippines and Central America. These third-party providers may not comply on a timely basis with all of AdaptHealth’s requirements, or may not provide AdaptHealth with an acceptable level of service. In addition, AdaptHealth’s reliance on third-party providers could have significant negative consequences, including significant disruptions in its operations and significantly increased costs to undertake its operations, either of which could damage AdaptHealth’s relationships with its customers. In addition, AdaptHealth’s outsourced functions may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; vandalism; currency fluctuations; changes to the law of India, the Philippines, the United States or any of the states or other jurisdictions in which AdaptHealth does business or outsources operations; or increases in the cost of labor and supplies in India, the Philippines or Central America or any other jurisdiction in which AdaptHealth outsources any portion of its internal business functions. AdaptHealth’s outsourced operations may also be affected by trade restrictions, such as tariffs or other trade controls. As a result of its outsourcing activities, it may also be more difficult for AdaptHealth to recruit and retain qualified employees for its business needs at any time. AdaptHealth’s failure to successfully outsource certain of its business functions could materially adversely affect its business, results of operations, and financial condition.

Risks Related to Our Securities

Our only significant assets are the ownership of a majority interest in AdaptHealth Holdings, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.

We have no direct operations and no significant assets other than the ownership of a majority of the economic and voting interests in AdaptHealth Holdings. We depend on AdaptHealth Holdings and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of

AdaptHealth Holdings and its subsidiaries may limit our ability to obtain cash from AdaptHealth Holdings. The earnings from, or other available assets of, AdaptHealth Holdings and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A Common Stock. AdaptHealth Holdings is classified as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of AdaptHealth Units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by AdaptHealth Holdings. Under the terms of the A&R AdaptHealth Holdings LLC Agreement, AdaptHealth Holdings is obligated to make tax distributions to holders of AdaptHealth Units, including us, except to the extent such distributions would render AdaptHealth Holdings insolvent or are otherwise prohibited by law or the terms of AdaptHealth’s credit facility. In addition to our tax obligations, we also incur expenses related to our operations and our interests in AdaptHealth Holdings, including costs and expenses of being a publicly-traded company, all of which could be significant. To the extent that we require funds and AdaptHealth Holdings or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment.

As an active market for our Class A Common Stock continues to develop, the trading price of our Class A Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Class A Common Stock and our Class A Common Stock may trade at prices significantly below the price you paid for it. In such circumstances, the trading price of our Class A Common Stock may not recover and may experience a further decline.

Factors affecting the trading price of our Class A Common Stock may include:

●	the COVID-19 pandemic;
●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	success of competitors;
●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning AdaptHealth or the home medical equipment industry in general;
●	operating and stock price performance of other companies that investors deem comparable to us;
●	our ability to market new and enhanced products on a timely basis;
●	changes in laws and regulations affecting our business;
●	our ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our Class A Common Stock available for public sale;

●	any major change in our board of directors or management;
●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Class A Common Stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our Class A Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of AdaptHealth Holdings as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class A Common Stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

Certain of our principal stockholders have significant influence over us.

As of September 30, 2020, based on the ownership information reported in its Schedule 13D filed with the SEC on January 9, 2020, Everest Trust beneficially owns approximately 17.9% of our Class A Common Stock, assuming (i) the exchange of 25,874,704 AdaptHealth Units together with the same number of shares of Class B Common Stock for shares of Class A Common Stock and (ii) the exercise of 665,628 private placement warrants held by Clifton Bay Offshore Investments L.P. and 41,473 private placement warrants held by Quadrant Management, Inc. As of September 30, 2020, the OEP Purchaser beneficially owns approximately 15.6% of our Class A Common Stock. As long as Everest Trust and/or the OEP Purchaser own or control a significant percentage of our outstanding voting power, they will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

The interests of Everest Trust and/or the OEP Purchaser may not align with the interests of our other stockholders. Each of Everest Trust and the OEP Purchaser is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Each of Everest Trust and the OEP Purchaser may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our second amended and restated certificate of incorporation provides that our stockholders and our directors, including any who were designated by any of our stockholders, other than any such persons who are employees of us or any of our subsidiaries, do not have any obligation to offer to us any corporate opportunity of which he or she may become aware prior to offering such opportunities to other entities with which they may be affiliated, subject to certain limited exceptions.

We will continue to incur significant increased expenses and administrative burdens as a result of being a public company, which could have a material adverse effect on our business, financial condition and results of operations.

We will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that AdaptHealth Holdings did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require us to carry out activities AdaptHealth had not prior to the Business Combination. In addition, additional expenses associated with SEC reporting requirements will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

AdaptHealth’s management has limited experience in operating a public company.

AdaptHealth’s executive officers and certain directors have limited experience in the management of a publicly traded company. AdaptHealth’s management team may not successfully or effectively manage its transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel of AdaptHealth, including the key personnel of AdaptHealth who have stayed with us following the Business Combination. The loss of such key personnel could negatively impact our operations and financial results.

Our ability to successfully operate our business is dependent upon the efforts of certain key personnel of AdaptHealth. It is possible that AdaptHealth will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of the key personnel of AdaptHealth may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

The Tax Receivable Agreement, which we entered into at the Closing with the Blocker Sellers and the owners of AdaptHealth Units prior to the Closing other than the Blocker Companies (collectively, the “TRA Holders”), generally provides for the payment by us to the Blocker Sellers of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Access Point Medical, Inc. existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of AdaptHealth Units; (iii) imputed interest deemed to be paid by us as a result of payments we make under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of AdaptHealth Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder’s tax basis in its AdaptHealth Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We are dependent on distributions from AdaptHealth Holdings to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the TRA Holders maintaining a continued ownership interest in AdaptHealth Holdings or us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

As a result of the foregoing, (i) we could be required to make cash payments to the TRA Holders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Certain of the TRA Holders have substantial control over us, and their interests, along with the interests of other TRA Holders, in our business may conflict with the interests of our stockholders.

The TRA Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their AdaptHealth Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Holders may conflict with the interests of holders of our Class A Common Stock. For example, the TRA Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Holders even in situations where no similar considerations are relevant to us.

There can be no assurance that we will be able to continue to comply with the continued listing standards of Nasdaq.

Our Class A Common Stock is currently listed on Nasdaq. There can be no assurance that we will continue to be able to meet Nasdaq’s listing requirements with respect to our Class A Common Stock. If our Class A Common Stock is delisted, there could be limited availability of market quotations for the Class A Common Stock and reduced liquidity in trading. Our public warrants were formerly listed on Nasdaq; however, in November 2019, we received a letter from Nasdaq stating that our public warrants failed to meet the Nasdaq Capital Market’s round lot holder requirement. Our public warrants were suspended from trading on Nasdaq in December 2019 and subsequently delisted. Upon suspension of trading on Nasdaq, our public warrants began trading on the over-the-counter market before they were redeemed in September 2020. Although we anticipate that our Class A Common Stock, if delisted from Nasdaq, would be eligible for quotation and trading on the over-the-counter market, there can be no assurance that trading would be commenced or maintained on the over-the-counter market for our Class A Common Stock.

In addition, if we failed to meet Nasdaq’s listing requirements with respect to our Class A Common Stock, in addition to reduced liquidity, we and our stockholders could face significant material consequences including:

●	a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock is listed on Nasdaq, it is a covered security. Although the states are preempted from regulating the sale of our Class A Common Stock, if we were no longer listed on Nasdaq, our Class A Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Class A Common Stock.

Our warrants may have an adverse effect on the market price of our Class A Common Stock.

Simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 4,333,333 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Common Stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we plan to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. AdaptHealth had net revenues for the year ended December 31, 2019 of approximately $529.6 million and its net revenues for the nine months ended September 30, 2020 were $708.0 million. If we continue to expand our business through acquisitions and/or continue to grow revenues organically, or if we continue to issue debt, including to finance such acquisitions, we may cease to be an emerging growth company prior to December 31, 2023. For instance, we may exceed $1.07 billion in revenue for the year ended December 31, 2020 as a result of the acquisitions of Solara, ActivStyle and other potential acquisitions, meaning we would no longer be an emerging growth company as of December 31, 2020.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard. Investors may find our Class A Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Class A Common Stock and its stock price may be more volatile.

We are also currently a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an

“emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Our second amended and restated certificate of incorporation requires that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America be the exclusive forums for substantially all disputes between us and our stockholders, which may have the effect of discouraging lawsuits against our directors and officers.

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Our second amended and restated certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against our directors and officers. If a court were to find either exclusive forum provision in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. Although the Delaware Supreme Court recently held that exclusive forum provisions of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act are facially valid, courts in other jurisdictions may find such provisions to be unenforceable.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Other than as follows, we had no sales of unregistered equity securities during the period covered by this report that were not previously reported in a Current Report on Form 8-K.

Acquisitions

As partial consideration for certain of our acquisitions completed during the three months ended September 30, 2020, we issued 437,819 shares of Class A Common Stock to certain former equity holders of the companies acquired. The shares of Class A Common Stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Unit Exchanges

Since the Closing of the Business Combination and as of September 30, 2020, we have issued 6,239,095 shares of Class A Common Stock to certain holders of AdaptHealth Units in exchange for an equal number of shares of Class B Common Stock and AdaptHealth Units pursuant to the Exchange Agreement. The shares of Class A Common Stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Plan-Related Issuances

Since the Closing of the Business Combination, the Company has granted to certain of its officers and directors 504,186 restricted shares of Class A Common Stock. The shares of Class A Common Stock were issued pursuant to the exemption from registration contained in Regulation D under Section 3(b) of the Securities Act.

Item 3. Defaults upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

See Exhibit Index for documents filed or furnished herewith and incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2019).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2019).
3.3

Certificate of Correction to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed with the SEC on March 6, 2020).

3.4

Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2020).

3.5

Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

3.6

Certificate of Designations of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

4.1

Amended and Restated Registration Rights Agreement, dated as of July 1, 2020, by and among the Company, OEP AHCO Investment Holdings, LLC, Deerfield Partners, L.P., Deerfield Private Design Fund IV, L.P. and the other persons listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

4.2

Indenture, dated as of July 29, 2020, by and among AdaptHealth LLC, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2020).

10.1

Incremental Term Loan Amendment to the Third Amended and Restated Credit and Guaranty Agreement, dated as of July 1, 2020, by and among CIT Finance LLC as administrative agent, the lenders party thereto, AdaptHealth LLC and the guarantors named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

10.2

Credit Agreement, dated as of July 29, 2020, by and among AdaptHealth LLC, the guarantors party thereto and Regions Bank, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2020).

10.3†

Transition, Separation and Release Agreement, dated August 10, 2020, by and between the Company and Gregg Holst (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2020).

10.4

Amendment to the Put/Call Option and Consent Agreement, dated as of October 16, 2020, by and among the Company, AdaptHealth Holdings LLC, BlueMountain Foinaven Master Fund L.P., BMSB L.P., BlueMountain Fursan Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2020).

31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32**	Certification of Principal Executive Officer and Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS***	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH***	XBRL Taxonomy Extension Schema Document
101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB***	XBRL Taxonomy Extension Label Linkbase Document
101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document

Exhibit 104 ***	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

* Filed herewith.

** Furnished herewith.

*** XBRL (eXtensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

† Management contract or compensatory plan or arrangement.

+ Portions of this exhibit (indicated by “[***]”) have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AdaptHealth Corp.

November 6, 2020	By:	/s/ Luke McGee
Luke McGee
Chief Executive Officer and Director
(Principal Executive Officer)

November 6, 2020	By:	/s/ Jason Clemens
Jason Clemens
Chief Financial Officer
(Principal Financial Officer)

November 6, 2020	By:	/s/ Frank Mullen
Frank Mullen
Chief Accounting Officer
(Principal Accounting Officer)